"The Bank of New York" logo

364-DAY CREDIT AGREEMENT

dated as of June 5, 2002

among

CLECO CORPORATION,
as Borrower

The Lenders Party Hereto

BANK ONE, NA,
as Syndication Agent

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH
as Documentation Agent

THE BANK OF TOKYO-MITSUBISHI, LTD.,
as Managing Agent

CREDIT SUISSE FIRST BOSTON and SOCIETE GENERALE,
as Co-Agents

and

THE BANK OF NEW YORK
as Administrative Agent

BNY CAPITAL MARKETS, INC.,
as Lead Arranger and Book Manager

Bryan Cave LLP

245 Park Avenue

New York, New York 10167

TABLE OF CONTENTS

Section 11.8	Severability	64
Section 11.9	Right of Set-off	64
Section 11.10	Governing Law; Jurisdiction; Consent to Service of Process	65
Section 11.11	WAIVER OF JURY TRIAL	65
Section 11.12	Headings	65

SCHEDULES:

Schedule 1.1	List of Existing Letters of Credit
Schedule 4.1	List of Subsidiaries
Schedule 4.5	List of Litigation and Regulatory Proceedings
Schedule 4.13	List of Environmental Matters
Schedule 8.2	List of Existing Liens
Schedule 8.8	List of Existing Restrictions

EXHIBITS:

Exhibit A	List of Commitments
Exhibit B	Form of Note
Exhibit C	Form of Credit Request
Exhibit D	Form of Competitive Bid Request
Exhibit E	Form of Invitation to Bid
Exhibit F	Form of Competitive Bid
Exhibit G	Form of Competitive Bid Accept/Reject Letter
Exhibit H	Form of Competitive Bid Loan Confirmation
Exhibit I	Form of Notice of Conversion/Continuation
Exhibit J	Form of Assignment and Acceptance Agreement
Exhibit K	Form of Opinion of Counsel to the Borrower
Exhibit L	Approved Subordination Terms
Exhibit M	Form of Compliance Certificate

(iii)

     364-DAY CREDIT AGREEMENT, dated as of June 5, 2002, by and among CLECO CORPORATION, the Lenders party hereto, BANK ONE, NA, as syndication agent hereunder, WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, as documentation agent hereunder, THE BANK OF TOKYO-MITSUBISHI, LTD., as managing agent hereunder, CREDIT SUISSE FIRST BOSTON and SOCIETE GENERALE, as co-agents hereunder and THE BANK OF NEW YORK, as Administrative Agent for the Lenders hereunder.

ARTICLE 1 DEFINITIONS

     Section 1.1     Defined Terms

          As used in this Agreement, terms defined in the preamble have the meanings therein indicated, and the following terms have the following meanings:

          "ABR Advances": the Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Alternate Base Rate.

          "Acadia": Acadia Power Holdings LLC, a Louisiana limited liability company and an indirect wholly-owned Subsidiary.

          "Acadia Entities": collectively, (i) Acadia, (ii) each subsidiary of Acadia, (iii) Acadia Power Partners LLC, (iv) Acadia Partners Pipeline LLC, (v) each other corporation in which any of the foregoing owns or controls at least 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, and (vi) each other association, partnership, joint venture or other business entity, in which any of the foregoing is entitled to share in at least 50% of the profits and losses, however determined.

          "Accountants": PricewaterhouseCoopers, L.L.P. (or any successor thereto), or such other firm of certified public accountants of recognized national standing selected by the Borrower.

          "Administrative Agent": BNY, in its capacity as administrative agent for the Lenders hereunder.

          "Administrative Questionnaire": an Administrative Questionnaire in a form supplied by the Administrative Agent.

          "Advance": with respect to a Revolving Credit Loan, an ABR Advance or a Eurodollar Advance, as the case may be.

          "Affected Advance": as defined in Section 2.10.

          "Affiliate": with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "Agents": collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Managing Agent and the Co-Agents.

          "Aggregate Commitments": on any date, the sum of all Commitments on such date. The initial amount of the Aggregate Commitments on the Agreement Date is $225,000,000.

          "Agreement": this 364-Day Credit Agreement.

          "Agreement Date": the first date appearing in this Agreement.

          "Alternate Base Rate": on any date, a rate of interest per annum equal to the higher of (i) the Federal Funds Rate in effect on such date plus 1/2 of 1% or (ii) the BNY Rate in effect on such date.

          "Applicable Facility Fee Percentage": with respect to the amount of the Aggregate Commitments, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level, subject to the provisos set forth below:

Pricing Level	Applicable Facility Fee Percentage
Pricing Level I	0.0800%
Pricing Level II	0.1000%
Pricing Level III	1.1250%
Pricing Level IV	0.1500%
Pricing Level V	0.2000%
Pricing Level VI	0.2250%

          Changes in the Applicable Facility Fee Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody's. Notwithstanding anything herein to the contrary, in the event of a split in the Senior Debt Rating from S&P and Moody's that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Facility Fee Percentage shall be determined using, in the case of a split by one rating category, the higher Pricing Level, and in the case of a split by more than one rating category, the Pricing Level that is one level lower than the Pricing Level within which the higher of the two rating categories would otherwise fall.

          "Applicable Lending Office": in respect of any Lender, (i) in the case of such Lender's ABR Advances and Competitive Bid Loans, its Domestic Lending Office or (ii) in the case of such Lender's Eurodollar Advances, its Eurodollar Lending Office.

          "Applicable Margin":

                    (a)     subject to the provisions of clause (b) below, with respect to the unpaid principal amount of Eurodollar Advances and LC Fees at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level, subject to the provisos set forth in clause (c) below:

Pricing Level	Applicable Margin
Pricing Level I	0.420%
Pricing Level II	0.650%
Pricing Level III	0.750%
Pricing Level IV	0.850%
Pricing Level V	1.050%
Pricing Level VI	1.775%

                         (b)     in the event that the Borrower exercises its option under Section 2.15(b) to extend the Maturity Date, with respect to the unpaid principal amount of Eurodollar Advances and LC Fees, at all times from and after the Commitment Termination Date during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level, subject to the provisos set forth in clause (c) below:

Pricing Level	Applicable Margin
Pricing Level I	0.670%
Pricing Level II	0.900%
Pricing Level III	1.000%
Pricing Level IV	1.100%
Pricing Level V	1.300%
Pricing Level VI	2.275%

                    (c)     Changes in the Applicable Margin resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody's. Notwithstanding anything herein to the contrary, in the event of a split in the Senior Debt Rating from S&P and Moody's that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Margin shall be determined using, in the case of a split by one rating category, the higher Pricing Level, and in the case of a split by more than one rating category, the Pricing Level that is one level lower than the Pricing Level within which the higher of the two rating categories would otherwise fall.

          "Applicable Utilization Fee Percentage": with respect to the amount of the Aggregate Commitments, at all times during which the applicable Pricing Level set forth below is in effect, the percentage set forth below next to such Pricing Level, subject to the provisos set forth below:

Pricing Level	Applicable Utilization Fee Percentage
Pricing Level I	0.125%
Pricing Level II	0.125%
Pricing Level III	0.125%
Pricing Level IV	0.125%
Pricing Level V	0.125%
Pricing Level VI	0.250%

          Changes in the Applicable Utilization Fee Percentage resulting from a change in the Pricing Level shall become effective on the effective date of any change in the Senior Debt Rating from S&P or Moody's. Notwithstanding anything herein to the contrary, in the event of a split in the Senior

Debt Rating from S&P and Moody's that would otherwise result in the application of more than one Pricing Level (had the provisions regarding the applicability of other Pricing Levels contained in the definitions thereof not been given effect), then the Applicable Utilization Fee Percentage shall be determined using, in the case of a split by one rating category, the higher Pricing Level, and in the case of a split by more than one rating category, the Pricing Level that is one level lower than the Pricing Level within which the higher of the two rating categories would otherwise fall.

          "Approved Fund" means, with respect to any Lender that is a fund that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "Approved Subordination Terms": terms of subordination substantially as set forth on Exhibit L.

          "Asset Sale": any sale, transfer or other disposition by the Borrower or any of the Material Subsidiaries to any Person of any Property (including any Stock or other securities of another Person) of the Borrower or any of the Material Subsidiaries, other than inventory or accounts receivables or other receivables sold, transferred or otherwise disposed of in the ordinary course of business, provided that, notwithstanding anything in this definition to the contrary, for purposes of the Loan Documents, the term "Asset Sale" shall not include the creation or granting of any Lien other than a conditional sale or other title retention arrangement.

          "Assignment and Acceptance Agreement": an assignment and acceptance agreement executed by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.6), and accepted by the Administrative Agent, substantially in the form of Exhibit J.

          "Bid Rate": as defined in Section 2.4(b).

          "BNY": The Bank of New York.

          "BNY Rate": the rate of interest per annum publicly announced from time to time by BNY as its prime commercial lending rate at its principal office in New York City; each change in the BNY Rate being effective from and including the date such change is publicly announced as being effective. The BNY Rate is not intended to be lowest rate of interest charged by BNY in connection with extensions of credit to borrowers.

          "Borrower": Cleco Corporation, a Louisiana corporation.

          "Borrower Financial Statements": as defined in Section 4.11(a).

          "Borrowing Date": any Business Day on which (i) the Lenders make Revolving Credit Loans in accordance with a Credit Request, (ii) one or more Lenders make Competitive Bid Loans pursuant to Competitive Bids which have been accepted by the Borrower or (iii) the Issuing Bank issues a Letter of Credit or a Letter of Credit is renewed, extended or amended.

          "Business Day": for all purposes other than as set forth in clause (ii) below, (i) any day other than a Saturday, a Sunday or a day on which commercial banks located in New York City are authorized or required by law or other governmental action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Advances, any day which is a Business Day described in clause (i) above and which is also a day on which dealings in foreign currency and exchange and Eurodollar funding between banks may be carried on in London, England.

          "Capital Lease Obligations": with respect to any Person, obligations of such Person with respect to leases which, in accordance with GAAP, are required to be capitalized on the financial statements of such Person.

          "Change in Law": (i) the adoption of any law, rule or regulation after the Agreement Date, (ii) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Agreement Date or (iii) compliance by any Credit Party (or, for purposes of Section 2.12(b), by any lending office of such Credit Party or by such Credit Party's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Agreement Date.

          "Closing Date": the date on which the conditions specified in Article 5 are satisfied (or waived in accordance with Section 11.1).

          "Co-Agents": Credit Suisse First Boston and Societe Generale, in their capacities as co- agents for the Lenders hereunder.

          "Code": the Internal Revenue Code of 1986.

          "Commitment": with respect to each Lender, the commitment of such Lender to make Revolving Credit Loans and to acquire participations in Letters of Credit hereunder in an aggregate outstanding amount not exceeding the amount of such Lender's Commitment as set forth on Exhibit A, or in the Assignment and Acceptance Agreement pursuant to which such Lender shall have assumed its Commitment, as applicable, as such Commitment may be reduced from time to time pursuant to Section 2.5 or pursuant to assignments by or to such Lender pursuant to Section 11.6.

          "Commitment Percentage": as of any date and with respect to each Lender, the percentage equal to a fraction (i) the numerator of which is the Commitment of such Lender on such date (or, if there are no Commitments on such date, on the last date upon which one or more Commitments were in effect), and (ii) the denominator of which is the sum of the Commitments of all Lenders on such date (or, if there are no Commitments on such date, on the last date upon which one or more Commitments were in effect).

          "Commitment Period": the period from the Agreement Date until the day before the Commitment Termination Date.

          "Commitment Termination Date": the day which is 364 days after the Agreement Date (or, if such date is not a Business Day, the Business Day immediately preceding such day), as the same may be extended from time to time in accordance with Section 2.15(a), or such earlier date on which the Aggregate Commitments shall terminate in accordance with Section 2.5 or Article 9.

          "Competitive Bid": an offer by a Lender, in the form of Exhibit F, to make a Competitive Bid Loan.

          "Competitive Bid Accept/Reject Letter": a notification given by the Borrower pursuant to Section 2.4 in the form of Exhibit G.

          "Competitive Bid Loan Confirmation": a confirmation by the Administrative Agent to a Lender of the acceptance by the Borrower of any Competitive Bid (or Portion thereof) made by such Lender, substantially in the form of Exhibit H.

          "Competitive Bid Request": a request by the Borrower, substantially in the form of Exhibit D, for Competitive Bids.

          "Competitive Interest Period": as to any Competitive Bid Loan, the period commencing on the date of such Competitive Bid Loan and ending on the date requested in the Competitive Bid Request with respect to such Competitive Bid Loan, which date shall not be earlier than 7 days after the date of such Competitive Bid Loan or later than 180 days after the date of such Competitive Bid Loan; provided, however, that if any Competitive Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would be a date on or after the Maturity Date, in which case such Competitive Interest Period shall end on the next preceding Business Day, and provided further that no Competitive Interest Period shall end after the Maturity Date. Interest shall accrue from and including the first day of a Competitive Interest Period to but excluding the last day of such Competitive Interest Period.

          "Compliance Certificate": a certificate substantially in the form of Exhibit M.

"Contingent Obligation": as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any return on any investment made by another Person or any Indebtedness, lease, dividend or other obligation of any other Person in any manner, whether contingent or whether directly or indirectly, including any obligation in respect of the liabilities of any partnership in which such other Person is a general partner, except to the extent that such liabilities of such partnership are nonrecourse to such other Person and its separate Property. The amount of any Contingent Obligation of a Person shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith, provided that, notwithstanding anything in this definition to the contrary, the amount of any Contingent Obligation of a Person in respect of any Permitted Hedge Agreement by any other Person with a counterparty shall be deemed to be the maximum reasonably anticipated liability of such other Person, as determined in good faith by such Person, net of any obligation or liability of such counterparty in respect of any Permitted Hedge Agreement with such Person, provided further that the obligations of such other Person under such Permitted Hedge Agreement with such counterparty shall be terminable at the election of such other Person in the event of a default by such counterparty in its obligations to such other Person.

"Continuing Lenders": as defined in Section 2.15(a)(ii).

"Conversion/Continuation Date": the date on which (i) a Eurodollar Advance is converted to an ABR Advance, (ii) the date on which an ABR Advance is converted to a Eurodollar Advance or (iii) the date on which a Eurodollar Advance is continued as a new Eurodollar Advance.

"Corporate Officer": with respect to the Borrower, the chairman of the board, the president, any vice president, the chief executive officer, the chief financial officer, the secretary, the treasurer, or the controller thereof.

"Credit Parties": collectively, the Agents, the Issuing Bank and the Lenders.

"Credit Request": a request for Revolving Credit Loans and New Letters of Credit in the form of Exhibit C.

"Default": any of the events specified in Article 9, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

"Documentation Agent"; Westdeutsche Landesbank Girozentrale, New York Branch, in its capacity as documentation agents for the Lenders hereunder.

"Dollars" and "$": lawful currency of the United States.

"Domestic Lending Office": in respect of any Lender, initially, the office or offices of such Lender designated as such on its Administrative Questionnaire; thereafter, such other office of such Lender through which it shall be making or maintaining ABR Advances or Competitive Bid Loans, as reported by such Lender to the Administrative Agent and the Borrower, provided that any Lender may so report different Domestic Lending Offices for all of its ABR Advances and all of its Competitive Bid Loans, whereupon references to the Domestic Lending Office of such Lender shall mean either or both of such offices, as applicable.

"Eligible Assignee": any of the following: (i) commercial banks, finance companies, insurance companies and other financial institutions and funds (whether a corporation, partnership or other entity) engaged generally in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business; provided that any such entity shall be entitled, as of the date such entity becomes a Lender, to receive payments under its Note without deduction or withholding with respect to United States federal income tax, (ii) each of the Lenders and (iii) any Affiliate or Approved Fund of a Lender.

"Employee Stock Ownership Plan": The Cleco Utility Group Inc. 401(k) Savings and Investment Plan ESOP Trust.

"Environmental Laws": any and all federal, state and local laws relating to the use, storage, transporting, manufacturing, handling, discharge, disposal or recycling of Hazardous Substances or pollutants and including (i) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 USCA 9601 et seq., (ii) the Resource Conservation and Recovery Act of 1976, as amended, 42 USCA 6901 et seq., (iii) the Toxic Substance Control Act, as amended, 15 USCA 2601 et. seq., (iv) the Water Pollution Control Act, as amended, 33 USCA 1251 et. seq., (v) the Clean Air Act, as amended, 42 USCA 7401 et seq., (vi) the Hazardous Materials Transportation Authorization Act of 1994, as amended, 49 USCA 5101 et seq., and (viii) all rules and regulations under any of the foregoing and under any analogous state laws, judgments, decrees and injunctions and any analogous state laws applicable to the Borrower or any of the Material Subsidiaries.

"ERISA": the Employee Retirement Income Security Act of 1974.

"ERISA Affiliate": any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

"ERISA Event": (i) any "reportable event", as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (ii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (iii) the filing pursuant to Section 412(d) of the Code or Section 303(a) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (iv) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (v) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (vi) the incurrence by the Borrower, any Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (vii) the receipt by the Borrower, any Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

"Eurodollar Advances": collectively, the Revolving Credit Loans (or any portions thereof) at such time as they (or such portions) are made and/or being maintained at a rate of interest based upon the Eurodollar Rate.

"Eurodollar Interest Period": with respect to any Eurodollar Advance requested by the Borrower, the period commencing on, as the case may be, the Borrowing Date or the Conversion/Continuation Date with respect to such Eurodollar Advance and ending one, two, three or six months thereafter, as selected by the Borrower in its irrevocable Credit Request or its irrevocable Notice of Conversion/Continuation, provided, however, that (i) if any Eurodollar Interest Period would otherwise end on a day which is not a Business Day, such Eurodollar Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month or beyond the Maturity Date, in which event such Eurodollar Interest Period shall end on the immediately preceding Business Day, (ii) any Eurodollar Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Eurodollar Interest Period) shall end on the last Business Day of a calendar month and (iii) the Borrower shall select Interest Periods so as not to have more than five different Eurodollar Interest Periods outstanding at any one time for all Eurodollar Advances.

"Eurodollar Lending Office": in respect of any Lender, initially, the office, branch or affiliate of such Lender designated as such on its Administrative Questionnaire (or, if no such office branch or affiliate is specified, its Domestic Lending Office); thereafter, such other office, branch or affiliate of such Lender through which it shall be making or maintaining Eurodollar Advances, as reported by such Lender to the Administrative Agent and the Borrower.

"Eurodollar Rate": with respect to the Eurodollar Interest Period applicable to any Eurodollar Advance, a rate of interest per annum, as determined by the Administrative Agent and then rounded to the nearest 1/16 of 1% or, if there is no nearest 1/16 of 1%, then to the next higher 1/16 of 1%, equal to the rate, as reported by BNY to the Administrative Agent, quoted by BNY to leading banks in the interbank eurodollar market as the rate at which BNY is offering Dollar deposits in an amount equal approximately to the Eurodollar Advance of BNY to which such Eurodollar Interest Period shall apply for a period equal to such Eurodollar Interest Period, as quoted at approximately 11:00 a.m. two Business Days prior to the first day of such Eurodollar Interest Period.

"Evangeline": Cleco Evangeline LLC, a Louisiana limited liability company and an indirect wholly-owned Subsidiary.

"Event of Default": any of the events specified in Article 9, provided that any requirement specified in Article 9 for the giving of notice, the lapse of time, or both, or any other condition specified in Article 9, has been satisfied.

"Existing Letter of Credit" means any letter of credit set forth in Schedule 1.1, but not any renewal or extension thereof.

"Extension Request": as defined in Section 2.15(a)(i).

"Facility Fee": as defined in Section 3.1(a).

"Federal Funds Rate": for any day, a rate per annum (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%), equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (i) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average of the quotations for such day on such transactions received by BNY as determined by BNY and reported to the Administrative Agent.

"Foreign Lender" means any Lender that is organized under the laws of a jurisdiction other than United States, any State thereof or the District of Columbia.

"GAAP": generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial requirement set forth in this Agreement, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such requirement to reflect such change in GAAP (subject to the approval of the Required Lenders), provided that, until so amended, (i) such requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Credit Parties financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such requirement made before and after giving effect to such change in GAAP.

"Governmental Authority": any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator.

"Hazardous Substance": (i) any hazardous or toxic substance, material or waste listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances (40 CFR Part 302), and amendments thereto and replacements therefor, and (ii) any substance, pollutant or material defined as, or designated in, any Environmental Law as a "hazardous substance," "toxic substance," "hazardous material," "hazardous waste," "restricted hazardous waste," "pollutant," "toxic pollutant" or words of similar import.

"Highest Lawful Rate": as to any Lender, the maximum rate of interest, if any, that at any time or from time to time may be contracted for, taken, charged or received by such Lender on the Note held thereby or which may be owing to such Lender pursuant to this Agreement and the other Loan Documents under the laws applicable to such Lender and this transaction.

"Immaterial Subsidiary": any Subsidiary of the Borrower that is not designated as a Material Subsidiary, or that is designated as an Immaterial Subsidiary, in each case in accordance with the terms hereof, provided that at no time shall the Utility, Acadia, Evangeline or Perryville be deemed to be an Immaterial Subsidiary for any purpose.

"Indebtedness": as to any Person, at a particular time, all items which constitute, without duplication, (i) indebtedness for borrowed money or the deferred purchase price of Property (other than trade payables incurred in the ordinary course of business), (ii) indebtedness evidenced by notes, bonds, debentures or similar instruments, (iii) obligations with respect to any conditional sale or title retention agreement, (iv) indebtedness arising under acceptance facilities and the amount available to be drawn under all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder to the extent such Person shall not have reimbursed the issuer in respect of the issuer's payment of such drafts, (v) all liabilities secured by any Lien on any Property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof (other than carriers', warehousemen's, mechanics', repairmen's or other like non-consensual statutory Liens arising in the ordinary course of business), (vi) liabilities in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of any shares of equity securities or any option, warrant or other right to acquire any shares of equity securities, (vii) obligations under Capital Lease Obligations, (viii) Contingent Obligations of such Person in respect of Indebtedness of others and (ix) to the extent not otherwise included, all net obligations of such Person under Permitted Hedge Agreements.

"Indemnified Person": as defined in Section 11.4(b).

"Intellectual Property": all copyrights, trademarks, servicemarks, patents, trade names and service names.

"Inter-Affiliate Policies Agreement": the Inter-Affiliate Policies and the Inter-Affiliate Procedures of Cleco Corporation, each dated as of December 18, 2000.

"Interest Payment Date": (i) as to any ABR Advance, the last day of each March, June, September and December commencing on the first of such days to occur after such ABR Advance is made or any Eurodollar Advance is converted to an ABR Advance, (ii) as to any Eurodollar Advance in respect of which the Borrower has selected a Eurodollar Interest Period of one, two or three months, the last day of such Interest Period, (iii) as to any Eurodollar Advance in respect of which the Borrower has selected a Eurodollar Interest Period of six months, the day which is three months after the first day of such Interest Period and the last day of such Interest Period, (iv) as to any Competitive Bid Loan as to which the Borrower has selected an Interest Period of 90 days or less, the last day of such Competitive Interest Period, and (v) as to any Competitive Bid Loan as to which the Borrower has selected a Competitive Interest Period of more than 90 days, the day which is 90 days after the first day of such Competitive Interest Period and the last day of each subsequent 90-day period thereafter or, if sooner, the last day of such Competitive Interest Period.

"Interest Period": a Eurodollar Interest Period or a Competitive Interest Period, as the context may require.

"Invitation to Bid": an invitation to make Competitive Bids in the form of Exhibit E.

"Issuing Bank": BNY, in its capacity as issuer of Letters of Credit.

"LC Disbursement": a payment made by the Issuing Bank pursuant to a Letter of Credit.

"LC Exposure": at any time, (i) with respect to all of the Lenders, the sum, without duplication, of (x) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (y) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time and (ii) with respect to each Lender, its Commitment Percentage of the amount determined under clause (i).

"LC Fee": as defined in Section 3.1(c).

"Lenders": the Persons listed on Exhibit A and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance Agreement.

"Letter of Credit": any Existing Letter of Credit and any New Letter of Credit.

"Lien": any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

"Loan Documents": collectively, this Agreement and the Notes.

"Loans": the Revolving Credit Loans and/or the Competitive Bid Loans, as the case may be.

"Managing Agent"; The Bank of Tokyo-Mitsubishi, Ltd., in its capacity as managing agent for the Lenders hereunder.

"Margin Stock": any "margin stock", as defined in Regulation U of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

"Material Adverse Change": a material adverse change in (i) the financial condition, operations, business, prospects or Property of (a) the Borrower or (b) the Borrower and the Material Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

"Material Adverse Effect": a material adverse effect on (i) the financial condition, operations, business, prospects or Property of (a) the Borrower or (b) the Borrower and the Material Subsidiaries, taken as a whole, (ii) the ability of the Borrower to perform its obligations under the Loan Documents or (iii) the ability of the Credit Parties to enforce their rights and remedies under the Loan Documents.

"Material Obligations": as to any Person as of any date, Indebtedness (other than Indebtedness under the Loan Documents) or operating leases of any one or more of such Person or any of its subsidiaries or, in the case of the Borrower only, any Contingent Obligation, in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Obligations, the "principal amount" of Indebtedness, operating leases or Contingent Obligations at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Person or its subsidiary, as applicable, would be required to pay if such Indebtedness, operating leases or Contingent Obligations became due and payable on such day.

"Material Subsidiary": each of the Subsidiaries of the Borrower designated as such on Schedule 4.1 and any other Subsidiary of the Borrower that has been designated as such in accordance with Section 7.12, in each case unless and until such Subsidiary or other Subsidiary, as the case may be, is designated as an Immaterial Subsidiary pursuant to such Section, provided that each of the Utility, Acadia, Evangeline and Perryville shall at all times and for all purposes be deemed to be a Material Subsidiary.

"Material Total Assets": as of any date of determination, the total assets of the Borrower and the Material Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Maturity Date": the Commitment Termination Date or, if the Borrower has duly extended the Maturity Date in accordance with Section 2.15(b), the Repayment Extension Date.

"Maximum Offer": as defined in Section 2.4(b).

"Maximum Request": as defined in Section 2.4(a).

"Midstream Credit Facility": the Credit Agreement, dated as of June 25, 2001, by and among Cleco Midstream Resources LLC, the lenders party thereto and BNY, as administrative agent.

"Moody's": Moody's Investors Service, Inc., or any successor thereto.

"Multiemployer Plan": a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

"New Letter of Credit": any letter of credit issued pursuant to this Agreement and any successive renewals or extensions thereof.

"Non-Extending Lender": as defined in Section 2.15(a)(ii).

"Note": with respect to each Lender in respect of such Lender's Revolving Credit Loans and Competitive Bid Loans, a promissory note, substantially in the form of Exhibit B, payable to the order of such Lender; each such promissory note having been made by the Borrower and dated the Closing Date, including all replacements thereof and substitutions therefor.

"Notice of Conversion/Continuation": a notice substantially in the form of Exhibit I.

"Participant": as defined in Section 11.6(e).

"PBGC": the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

"Permitted Hedge Agreement": a transaction in futures, forwards, swaps, options or other similar contracts (including both physical and financial settlement transactions), engaged in by a Person as part of its normal business operation with the purpose and effect of fixing prices as a risk management strategy or hedge against adverse changes in the prices of electricity, gas or fuel or interest rates (including commodity price hedges, swaps, caps, floors, collars and similar agreements designed to protect such Person against fluctuation in commodity prices or any option with respect to any such transaction), and not for purposes of speculation and not intended primarily as a borrowing of funds.

"Permitted Investments":

          (a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent that such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

          (b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable either from S&P or from Moody's;

          (c)     investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any Lender or any domestic office of any commercial bank organized under the laws of the United States or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

          (d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) of this definition and entered into with a financial institution satisfying the criteria described in clause (c) of this definition; and

          (e)     money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (a), (b) and (c) of this definition.

"Permitted Liens": Liens permitted to exist under Section 8.2.

"Perryville": Perryville Energy Holdings LLC, a Louisiana limited liability company and an indirect wholly-owned Subsidiary.

"Perryville Entities": collectively, (I) Perryville, (ii) each subsidiary of Perryville, (iii) Perryville Energy Partners LLC, (iv) each other corporation in which any of the foregoing owns or controls at least 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, and (v) each other association, partnership, joint venture or other business entity, in which any of the foregoing is entitled to share in at least 50% of the profits and losses, however determined.

"Person": any individual, firm, partnership, joint venture, corporation, association, business enterprise, limited liability company, joint stock company, unincorporated association, trust, Governmental Authority or any other entity, whether acting in an individual, fiduciary, or other capacity, and for the purpose of the definition of "ERISA Affiliate", a trade or business.

"Plan": any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Portion": as defined in Section 2.4(b).

"Pricing Level": Pricing Level I, Pricing Level II, Pricing Level III, Pricing Level IV, Pricing Level V, or Pricing Level VI, as the context may require.

"Pricing Level I": any time when (I) no Event of Default has occurred and is continuing, and (ii) the Senior Debt Rating is A+ or higher by S&P or A1 or higher by Moody's.

"Pricing Level II": any time when (I) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is A- or higher by S&P or A3 or higher by Moody's and (iii) Pricing Level I does not apply.

"Pricing Level III": any time when (I) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB+ or higher by S&P or Baa1 or higher by Moody's and (iii) Pricing Levels I and II do not apply.

"Pricing Level IV": any time when (I) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB or higher by S&P or Baa2 or higher by Moody's and (iii) Pricing Levels I, II and III do not apply.

"Pricing Level V": any time when (I) no Event of Default has occurred and is continuing, (ii) the Senior Debt Rating is BBB- or higher by S&P or Baa3 or higher by Moody's and (iii) Pricing Levels I, II, III and IV do not apply.

"Pricing Level VI": any time when none of Pricing Levels I, II, III IV and V are applicable.

"Property": all types of real, personal, tangible, intangible or mixed property.

"Real Property": all real property owned or leased (or previously owned or leased) by the Borrower or any of the Material Subsidiaries (or any of their respective predecessors).

"Register": as defined in Section 11.6(c).

"Related Parties": with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.

"Required Lenders": at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 51% of the sum of the total Revolving Credit Exposures and unused Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article 9, and for all purposes after the Loans become due and payable pursuant to Article 9 or the Commitments expire or terminate, the outstanding Competitive Bid Loans of the Lenders shall be included in their respective Revolving Credit Exposures in determining the Required Lenders.

"Repayment Extension Date": as defined in Section 2.15(b).

"Restricted Payment": as to any Person, (I) any dividend or other distribution by such Person (whether in cash, securities or other property) with respect to shares of any class of any equity securities of such Person, (ii) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such equity securities, and (iii) any payment of principal or interest or any purchase, redemption, retirement, acquisition or defeasance with respect to any Indebtedness of such Person which is subordinated to the payment of the obligations under the Loan Documents.

"Revolving Credit Exposure": with respect to any Lender at any time, the sum of the aggregate outstanding principal amount of such Lender's Revolving Credit Loans and LC Exposure at such time.

"Revolving Credit Loan" and "Revolving Credit Loans": as defined in Section 2.1.

"S&P": Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, or any successor thereto.

"SEC": the Securities and Exchange Commission or any Governmental Authority succeeding to the functions thereof.

"Senior Debt Rating": at any date, the credit rating identified by S&P or Moody's as the credit rating which (I) it has assigned to long term unsecured senior debt of the Borrower or (ii) would assign to long term unsecured senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date. If either (but not both) Moody's or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency.

"Significant Subsidiary": each Material Subsidiary other than Acadia and Perryville.

"Stock": any and all shares, rights, interests, participations, warrants or other equivalents (however designated) of equity in, or ownership of, any entity, including corporate stock, partnership interests and membership and other limited liability company interests.

"Submission Deadline": as defined in Section 2.4(b).

"Subsidiary": as to any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which such Person or any Subsidiary of such Person, directly or indirectly, either (I) in respect of a corporation, owns or controls more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) in respect of an association, partnership, joint venture or other business entity, is entitled to share in more than 50% of the profits and losses, however determined. Unless the context otherwise requires, references to a Subsidiary shall be deemed to be references to a Subsidiary of the Borrower.

"Senior Debt Rating": at any date, the credit rating identified by S&P or Moody's as the credit rating which (I) it has assigned to long term unsecured senior debt of the Borrower or (ii) would assign to long term senior debt of the Borrower were the Borrower to issue or have outstanding any long term unsecured senior debt on such date. If either (but not both) Moody's or S&P shall cease to be in the business of rating corporate debt obligations, the Pricing Levels shall be determined on the basis of the ratings provided by the other rating agency.

"Syndication Agent": Bank One, NA, in its capacity as syndication agent for the Lenders hereunder.

"Tax": any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature, and whatever called, by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed.

"Tax on the Overall Net Income": as to any Person, a Tax imposed by the jurisdiction in which that Person's principal office (and/or, in the case of a Lender, its Domestic Lending Office) is located, or by any political subdivision or taxing authority thereof, or in which that Person is deemed to be doing business, on all or part of the net income, profits or gains of that Person (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise).

"Term-Out Notice": as defined in Section 2.15(b).

"Terminating Indebtedness": collectively, the Indebtedness (together with all unpaid and accrued interest and fees and other unpaid sums) of the Borrower under each of (I) the First Amended and Restated 364-Day Credit Agreement, dated as of May 31, 2001, as amended, by and among the Borrower, the lenders party thereto, Bank One, NA (Main Office Chicago), as syndication agent, Westdeutsche Landesbank Girozentrale, New York Branch, as documentation agent, Fleet National Bank, as managing agent, and BNY, as agent, and (ii) the Second Amended and Restated Revolving Credit Agreement, dated as of May 31, 2001, as amended, by and among the Borrower, the lenders party thereto, Bank One, NA (Main Office chicago), as syndication agent, Westdeutsche Landesbank Girozentrale, New York Branch, as documentation agent, Fleet National Bank, as managing agent, and BNY, as agent, in each case together with all agreements, instruments and other documents executed or delivered in connection therewith.

"Total Capitalization": at any time, the difference between (I) the sum of each of the following at such time with respect to the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP: (a) preferred Stock (less deferred compensation relating to unallocated convertible preferred Stock held by the Employee Stock Ownership Plan), plus (b) common Stock and any premium on capital Stock thereon (as such term is used in the Financial Statements), plus (c) retained earnings, plus (d) Total Indebtedness, and (ii) treasury Stock at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"Total Indebtedness": at any time, all Indebtedness (net of unamortized premium and discount (as such term is used in the Financial Statements)) at such time of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP.

"United States": the United States of America.

"Utility": Cleco Power LLC, a Louisiana limited liability company, successor by merger to Cleco Utility Group Inc., a Louisiana corporation.

"Utility Credit Agreement": the 364-Day Credit Agreement, dated as of June 5, 2002, by and among the Utility, the lenders party thereto and BNY, as administrative agent thereunder.

"Utility Material Subsidiary": each of the Subsidiaries of the Utility designated as such pursuant to the Utility Credit Agreement, unless and until such Subsidiary is designated as an immaterial Subsidiary pursuant to the Utility Credit Agreement.

"Utility Mortgage": the Indenture of Mortgage, dated as of July 1, 1950, made by the Utility to Bank One Trust Company, NA, as Trustee.

"Utilization Fee": as defined in Section 3.1(b).

"Withdrawal Liability": liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          Section 1.2     Terms Generally

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (I) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, (ii) any definition of or reference to any law shall be construed as referring to such law as from time to time amended and any successor thereto and the rules and regulations promulgated from time to time thereunder, (iii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iv) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vii) unless specifically provided in a Loan Document to the contrary, references to a time shall refer to New York City time.

          Section 1.3     Accounting Terms

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP. Unless the context otherwise requires, any reference to a fiscal period shall refer to the relevant fiscal period of the Borrower.

ARTICLE 2. AMOUNT AND TERMS OF LOANS

          Section 2.1     Revolving Credit Loans

Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (each a "Revolving Credit Loan" and, as the context may require, collectively with all other Revolving Credit Loans of such Lender and with the Revolving Credit Loans of all other Lenders, the "Revolving Credit Loans") to the Borrower from time to time during the Commitment Period, provided, however, that immediately after giving effect thereto (i) such Lender's Revolving

Credit Exposure would not exceed such Lender's Commitment, and (ii) the sum of the Revolving Credit Exposures of all Lenders plus the aggregate outstanding principal balance of all Lenders' Competitive Bid Loans would not exceed the Aggregate Commitments. During the Commitment Period, the Borrower may borrow, prepay in whole or in part and reborrow under the Aggregate Commitments, all in accordance with the terms and conditions of this Agreement. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then outstanding principal balance of each Revolving Credit Loan on the Maturity Date.

          Section 2.2     Notes

The Revolving Credit Loans and Competitive Bid Loans made by a Lender shall be evidenced by a promissory note of the Borrower, substantially in the form of Exhibit B, payable to the order of such Lender and representing the obligation of the Borrower to pay the sum of (I) the aggregate unpaid principal balance of all Revolving Credit Loans made by such Lender plus (ii) the aggregate unpaid principal balance of all Competitive Bid Loans made by such Lender, in each case with interest thereon as prescribed in Section 2.9. Each Note shall (a) be dated the Closing Date, (b) be stated to mature on the Maturity Date and (c) bear interest from the date thereof on the unpaid principal balance thereof at the applicable interest rate or rates per annum determined as provided in Section 2.9, payable as specified in Section 2.9.

          Section 2.3     Revolving Credit Loans; Procedure

                    (a)     The Borrower may borrow Revolving Credit Loans under the Aggregate Commitments on any Business Day during the Commitment Period, provided, however, that the Borrower shall notify the Administrative Agent (by telephone or facsimile) no later than (i) 11:00 a.m., three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Advances, and (ii) 11:30 a.m., on the requested Borrowing Date, in the case of ABR Advances, in each case specifying (A) the aggregate principal amount to be borrowed under the Aggregate Commitments, (B) the requested Borrowing Date, (C) whether such borrowing is to consist of one or more Eurodollar Advances, ABR Advances, or a combination thereof, and (D) if the borrowing is to consist of one or more Eurodollar Advances, the length of the Eurodollar Interest Period for each such Eurodollar Advance, provided further, however, that no Eurodollar Interest Period selected in respect of any Revolving Credit Loan shall end after the Maturity Date. If the Borrower fails to give timely notice in connection with a request for a Eurodollar Advance, the Borrower shall be deemed to have elected that such Advance shall be made as an ABR Advance. Each such notice shall be irrevocable and confirmed promptly by delivery to the Administrative Agent of a Credit Request. Each ABR Advance shall be in an aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof, provided that an ABR Advance may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments or in an aggregate amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.8(e). Each Eurodollar Advance shall be in an aggregate principal amount equal to $5,000,000 or an integral multiple of $1,000,000 in excess thereof.

                    (b)     Upon receipt of each notice of borrowing from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to its receipt of the notice referred to in the preceding sentence, each Lender will make the amount of its Commitment Percentage of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent provided for in Section 11.2 not later than 2:00 p.m. on the relevant Borrowing Date requested by the Borrower, in funds immediately available to the Administrative Agent at such office. The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, be made available on such date to the Borrower by the

Administrative Agent at the office of the Administrative Agent provided for in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

                    (c)     Unless the Administrative Agent shall have received prior notice from a Lender (by telephone or otherwise, such notice to be promptly confirmed by facsimile or other writing) that such Lender will not make available to the Administrative Agent such Lender's Commitment Percentage of the Revolving Credit Loans requested by the Borrower in accordance with paragraph (b) of this Section or Section 2.8(e), the Administrative Agent may assume that such Lender has made such share available to the Administrative Agent on the Borrowing Date in accordance with this Section, provided that such Lender received notice of the proposed borrowing from the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Borrowing Date a corresponding amount. If and to the extent such Lender shall not have so made its Commitment Percentage of such Loans available to the Administrative Agent, such Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount (to the extent not previously paid by the other), together with interest thereon for each day from the date such amount is made available to the Borrower to the date such amount is paid to the Administrative Agent, at a rate per annum equal to, in the case of the Borrower, the applicable interest rate set forth in Section 2.9 for such Loans, and, in the case of such Lender, the Federal Funds Rate in effect on each such day (as determined by the Administrative Agent in accordance with the definition of "Federal Funds Rate" set forth in Section 1.1). Such payment by the Borrower, however, shall be without prejudice to its rights against such Lender. If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender's Revolving Credit Loan as part of the Revolving Credit Loans for purposes of this Agreement, which Revolving Credit Loan shall be deemed to have been made by such Lender on the Borrowing Date applicable to such Revolving Credit Loans. The failure of any Lender to make its Commitment Percentage of any requested Revolving Credit Loan available to the Administrative Agent pursuant to this Section shall not relieve any other Lender of such other Lender's obligation to make its own Commitment Percentage of such Revolving Credit Loan available to the Administrative Agent in accordance with this Section, provided, however, that no Lender shall be liable or responsible for the failure by any other Lender to make any Revolving Credit Loans required to be made by such other Lender.

                    (d)     If a Lender makes a new Revolving Credit Loan on a Borrowing Date on which the Borrower is to repay a Revolving Credit Loan from such Lender, such Lender shall apply the proceeds of such new Revolving Credit Loan to make such repayment, and only the excess of the proceeds of such new Revolving Credit Loan over the Revolving Credit Loan being repaid need be made available to the Administrative Agent, for the Borrower's account.

                    (e)     Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of borrowing given to the Administrative Agent, the Administrative Agent may act without liability upon the basis of telephonic notice of such borrowing believed by the Administrative Agent in good faith to be from an authorized officer of the Borrower prior to receipt of written confirmation. In each such case, the Administrative Agent's records with regard to any such telephone notice shall be presumptively correct, absent manifest error.

          Section 2.4     Competitive Bid Loans; Procedure

                    (a)     The Borrower may make Competitive Bid Requests by 11:00 a.m. at least two Business Days prior to the proposed Borrowing Date for one or more Competitive Bid Loans. Each Competitive Bid Request given to the Administrative Agent (which shall promptly on the same day give notice thereof to each Lender by facsimile of an Invitation to Bid if the Competitive Bid Request is not rejected pursuant to this Section), shall be by telephone (confirmed by facsimile or other written electronic means promptly on the same day by the delivery of a Competitive Bid Request signed by the Borrower), and shall specify (i) the proposed Borrowing Date, which shall be a Business Day, (ii) the aggregate amount of the requested Competitive Bid Loans (the "Maximum Request"), which amount (A) shall not exceed an amount which, on the proposed Borrowing Date and after giving effect to the requested Competitive Bid Loans, would cause the aggregate outstanding principal balance of all Loans of all Lenders to exceed the Aggregate Commitments and (B) shall be in a principal amount equal to $3,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) the Competitive Interest Period(s) therefor and the last day of each such Competitive Interest Period, and (iv) if more than one Competitive Interest Period is so specified, the principal amount allocable to each such Competitive Interest Period (which amount shall not be less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof). A Competitive Bid Request that does not conform substantially to the form of Exhibit D shall be rejected, and the Administrative Agent shall promptly notify the Borrower of such rejection. Notwithstanding anything contained herein to the contrary, (1) not more than three Competitive Interest Periods may be requested pursuant to any Competitive Bid Request and (2) not more than five Competitive Bid Loans may be outstanding at any one time.

                    (b)     Each Lender in its sole discretion may (but is not obligated to) submit one or more Competitive Bids to the Administrative Agent not later than 10:00 a.m. at least one Business Day prior to the proposed Borrowing Date specified in such Competitive Bid Request (such time being herein called the "Submission Deadline"), by facsimile or other writing, and thereby irrevocably offer to make all or any part (any such part referred to as a "Portion") of any Competitive Bid Loan described in the relevant Competitive Bid Request at a rate of interest per annum (each a "Bid Rate") specified therein in an aggregate principal amount of not less than $3,000,000 or an integral multiple of $1,000,000 in excess thereof, provided that Competitive Bids submitted by the Administrative Agent may only be submitted if the Administrative Agent notifies the Borrower of the terms of its Competitive Bid not later than thirty minutes prior to the Submission Deadline. Multiple Competitive Bids may be delivered to and by the Administrative Agent. The aggregate Portions of Competitive Bid Loans for any or all Competitive Interest Periods offered by each Lender in its Competitive Bid may exceed the Maximum Request contained in the relevant Competitive Bid Request, provided that each Competitive Bid shall set forth the maximum aggregate amount of the Competitive Bid Loans offered thereby which the Borrower may accept (the "Maximum Offer"), which Maximum Offer shall not exceed the Maximum Request. If any Lender shall elect not to make a Competitive Bid, such Lender shall so notify the Administrative Agent by facsimile not later than the Submission Deadline therefor, provided, however, that the failure by any Lender to give any such notice shall not obligate such Lender to make any Competitive Bid Loan.

                    (c)     The Administrative Agent shall promptly give notice by telephone (promptly confirmed by facsimile or other writing) to the Borrower of all Competitive Bids received by the Administrative Agent prior to the Submission Deadline which comply in all material respects with this Section. The Borrower shall, in its sole discretion but subject to Section 2.4(d), irrevocably accept or reject any such Competitive Bid (or any Portion thereof) not later than 1:00 p.m. on the day of the Submission Deadline by notice to the Administrative Agent by telephone (confirmed by facsimile or other writing in the form of a Competitive Bid Accept/Reject Letter promptly the same day). Promptly upon receipt by the Administrative Agent of such a Competitive Bid Accept/Reject Letter, the Administrative Agent will give notice to each Lender that submitted a Competitive Bid as to the extent, if any, that such Lender's Competitive Bid shall have been accepted. If the Administrative Agent fails to receive notice from the Borrower of its acceptance or rejection of any Competitive Bids at or prior to 1:00 p.m. on the day of the Submission Deadline, all such Competitive Bids shall be deemed to have been rejected by the Borrower, and the Administrative Agent will give to each Lender that submitted a

Competitive Bid notice of such rejection by telephone on such day. In due course following the acceptance of any Competitive Bid, the Administrative Agent shall notify each Lender which submitted a Competitive Bid, in the form of a Competitive Bid Loan Confirmation, of the amount, maturity date and Bid Rate for each Competitive Bid Loan.

                    (d)     If the Borrower accepts a Portion of a proposed Competitive Bid Loan for a single Competitive Interest Period at the Bid Rate provided therefor in a Lender's Competitive Bid, such Portion shall be in a principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof (subject to such lesser allocation as may be made pursuant to the provisions of this Section 2.4(d)). The aggregate principal amount of Competitive Bid Loans accepted by the Borrower following Competitive Bids responding to a Competitive Bid Request shall not exceed the Maximum Request. The aggregate principal amount of Competitive Bid Loans accepted by the Borrower pursuant to a Lender's Competitive Bid shall not exceed the Maximum Offer therein contained. If the Borrower accepts any Competitive Bid Loans or Portion offered in any Competitive Bid, the Borrower must accept Competitive Bids (and Competitive Bid Loans and Portions thereby offered) based exclusively upon the successively lowest Bid Rates within each Competitive Interest Period and no other criteria. If two or more Lenders submit Competitive Bids with identical Bid Rates for the same Competitive Interest Period and the Borrower accepts any thereof, the Borrower shall, subject to the first three sentences of this Section 2.4(d), accept all such Competitive Bids as nearly as possible in proportion to the amounts of such Lenders' respective Competitive Bids with identical Bid Rates for such Competitive Interest Period, provided, that if the amount of Competitive Bid Loans to be so allocated is not sufficient to enable each such Lender to make such Competitive Bid Loan (or Portions thereof) in an aggregate principal amount of $3,000,000 or an integral multiple of $1,000,000 in excess thereof, the Borrower shall round the Competitive Bid Loans (or Portions thereof) allocated to such Lender or Lenders as the Borrower shall select as necessary to a minimum of $1,000,000 or an integral multiple of $500,000 in excess thereof.

                    (e)     Not later than 2:00 p.m. on the relevant Borrowing Date, each Lender whose Competitive Bid was accepted by the Borrower shall make available to the Administrative Agent at its office provided for in Section 11.2, in immediately available funds, the proceeds of such Lender's Competitive Bid Loan(s). The amounts so made available to the Administrative Agent on such Borrowing Date will then, subject to the satisfaction of the terms and conditions of this Agreement, as determined by the Administrative Agent, be made available on such date to the Borrower by the Administrative Agent at the office of the Administrative Agent provided for in Section 11.2 by crediting the account of the Borrower on the books of such office with the aggregate of said amounts received by the Administrative Agent.

                    (f)     All notices required by this Section 2.4 shall be given in accordance with Section 11.2.

                    (g)     The Competitive Bid Loans made by each Lender shall be evidenced by a Note referred to in Section 2.2. Each Competitive Bid Loan shall be due and payable on the last day of the Competitive Interest Period applicable thereto.

          Section 2.5     Termination, Reduction of Aggregate Commitments

                    (a)     Unless previously terminated, the Commitments shall terminate on the Commitment Termination Date.

                    (b)     The Borrower may at any time terminate, or from time to time reduce, the Aggregate Commitments, provided that (i) the Borrower shall not terminate or reduce the Aggregate

Commitments if, after giving effect to any concurrent prepayment of Loans in accordance with Section 2.6, the sum of the Revolving Credit Exposures of all Lenders plus the outstanding principal balance of all Competitive Bid Loans would exceed the total Aggregate Commitments, and (ii) each such reduction shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000.

                    (c)     The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Aggregate Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that a notice of termination of the Aggregate Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each reduction, and any termination, of the Aggregate Commitments shall be permanent and each reduction of the Aggregate Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

          Section 2.6     Prepayments of the Loans

                    (a)     Voluntary Prepayments. The Borrower may, at its option, prepay the Revolving Credit Loans without premium or penalty, in full at any time or in part from time to time, by notifying the Administrative Agent in writing no later than 11:30 a.m. on the proposed prepayment date, in the case of ABR Advances, and at least three Business Days prior to the proposed prepayment date, in the case of Eurodollar Advances, specifying the Revolving Credit Loans to be prepaid, the amount to be prepaid and the date of prepayment. The Borrower may not prepay the Competitive Bid Loans. Each such notice of a prepayment under this Section shall be irrevocable and the amount specified in such notice shall be due and payable on the date specified. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender thereof. Each partial prepayment shall be in an aggregate principal amount of (i) $5,000,000 or an integral multiple of $1,000,000 in excess thereof or (ii) if the outstanding principal balance of the Revolving Credit Loans is less that the minimum amount set forth in clause (a)(i) of this Section, then such lesser outstanding principal balance, as the case may be. After giving effect to any partial prepayment with respect to Eurodollar Advances which were made (whether as the result of a borrowing or a conversion) on the same date and which had the same Interest Period, the outstanding principal amount of such Eurodollar Advances shall exceed (subject to Section 2.7) $5,000,000 or an integral multiple of $1,000,000 in excess thereof. If any prepayment is made in respect of any Eurodollar Advance, in whole or in part, prior to the last day of the applicable Eurodollar Interest Period, the Borrower agrees to indemnify the Lenders in accordance with Section 2.13.

                    (b)     Mandatory Prepayments Relating to Reductions or Termination of the Aggregate Commitments. Concurrently with each reduction or termination of the Aggregate Commitments under Section 2.5, the Borrower shall prepay the Revolving Credit Loans by the amount, if any, by which the aggregate unpaid principal balance of all Lenders' Revolving Credit Loans and Competitive Bid Loans exceeds the amount of the Aggregate Commitments after giving effect to such reduction or termination, as the case may be.

                    (c)     In General. Any prepayments under this Section shall be applied pro rata according to the Commitment Percentage of each Lender.

          Section 2.7     Conversions and Continuations

                    (a)     The Borrower may elect from time to time to convert Eurodollar Advances to ABR Advances by giving the Administrative Agent at least one Business Day's prior irrevocable notice of such election (confirmed by the delivery of a Notice of Conversion/Continuation), specifying the amount to be so converted, provided that any such conversion of Eurodollar Advances shall only be made on the last day of the Interest Period applicable thereto. In addition, the Borrower may elect from time to time to (i) convert ABR Advances to Eurodollar Advances and (ii) to continue Eurodollar Advances by selecting a new Eurodollar Interest Period therefor, in each case by giving the Administrative Agent at least three Business Days' prior irrevocable notice of such election (confirmed by the delivery of a Notice of Conversion/Continuation), in the case of a conversion to, or continuation of, Eurodollar Advances, specifying the amount to be so converted and the initial Eurodollar Interest Period relating thereto, provided that any such conversion of ABR Advances to Eurodollar Advances shall only be made on a Business Day and any such continuation of Eurodollar Advances shall only be made on the last day of the Eurodollar Interest Period applicable to the Eurodollar Advances which are to be continued as such new Eurodollar Advances. The Administrative Agent shall promptly provide the Lenders with a copy of each such Notice of Conversion/Continuation. ABR Advances and Eurodollar Advances may be converted or continued pursuant to this Section in whole or in part, provided that conversions of ABR Advances to Eurodollar Advances, or continuations of Eurodollar Advances, shall be in an aggregate principal amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof. If the Borrower fails to deliver a notice of conversion or continuation in accordance with this Section with respect to any Advance prior to the last day of the Interest Period applicable thereto, then, unless such Advance is repaid as provided herein, on the last day of such Interest Period, such Advance shall be converted to, or continued as, an ABR Advance.

                    (b)     Notwithstanding anything in this Section to the contrary, no ABR Advance may be converted to a Eurodollar Advance, and no Eurodollar Advance may be continued, if a Default or Event of Default has occurred and is continuing either (i) at the time the Borrower shall notify the Administrative Agent of its election to convert or continue or (ii) on the requested Conversion/Continuation Date. In such event, such ABR Advance shall be automatically continued as an ABR Advance, or such Eurodollar Advance shall be automatically converted to an ABR Advance on the last day of the Eurodollar Interest Period applicable to such Eurodollar Advance. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall, at the request of the Required Lenders, notify the Borrower (by telephone or otherwise) that all, or such lesser amount as the Required Lenders shall designate, of the outstanding Eurodollar Advances shall be automatically converted to ABR Advances, in which event such Eurodollar Advances shall be automatically converted to ABR Advances on the date such notice is given.

                    (c)     No Eurodollar Interest Period selected in respect of the conversion or continuation of any Eurodollar Advance shall end after the Maturity Date.

                    (d)     Each conversion or continuation shall be effected by each Lender by applying the proceeds of its new ABR Advance or Eurodollar Advance, as the case may be, to its Advances (or portion thereof) being converted (it being understood that such conversion shall not constitute a borrowing for purposes of Articles 4, 5 or 6).

                    (e)     Without in any way limiting the obligation of the Borrower to confirm in writing any telephonic notice of borrowing given to the Administrative Agent, the Administrative Agent may act without liability upon the basis of telephonic notice of such borrowing believed by the Administrative Agent in good faith to be from an authorized officer of the Borrower prior to receipt of written confirmation. In each such case, the Administrative Agent's records with regard to any such telephone notice shall be presumptively correct, absent manifest error.

          Section 2.8     Letters of Credit

                    (a)     General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of New Letters of Credit denominated in Dollars for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Commitment Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

                    (b)     Notice of Issuance; Amendment; Renewal; Extension; Certain Conditions. To request the issuance of a New Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (not later than three Business Days before the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a New Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $60,000,000 and (ii) the sum of the total Revolving Credit Exposures of all Lenders plus the outstanding principal balance of all Competitive Bid Loans shall not exceed the Aggregate Commitments.

                    (c)     Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is ten Business Days prior to the Commitment Termination, provided that any Letter of Credit may provide for the renewal thereof for any period, provided that such period ends ten Business Days prior to the Commitment Termination Date.

                    (d)     Participations. By the issuance of a New Letter of Credit (or an amendment to a New Letter of Credit increasing the amount thereof) or, in the case of an Existing Letter of Credit, the execution and delivery of this Agreement, and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each such Lender hereby acquires from the Issuing Bank, a participation in each Letter of Credit equal to such Lender's Commitment Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each such Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Commitment Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever; provided, however, that no Lender shall be obligated to make any payment to the Administrative Agent for any wrongful LC Disbursement made by the Issuing Bank as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Issuing Bank.

                    (e)     Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, then the Issuing Bank shall either (i) notify the Borrower to reimburse the Issuing Bank therefor, in which case the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement and any accrued interest thereon not later than 2:00 p.m. on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m. on such date, or if such notice has not been received by the Borrower prior to such time on such date, then not later than 2:00 p.m. on (A) the Business Day that the Borrower receives such notice, if such notice is received prior to 11:00 a.m. on the day of receipt or (B) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt, provided that, if the LC Disbursement is equal to or greater than $1,000,000, the Borrower may, subject to the conditions of borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with an ABR Advance in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Advance or (ii) notify the Administrative Agent that the Issuing Bank is requesting that the Lenders make ABR Advances in an amount equal to such LC Disbursement and any accrued interest thereon, in which case (A) the Administrative Agent shall notify each Lender of the details thereof and of the amount of such Lender's Revolving Credit Loan to be made as part of such ABR Advances, and (B) each Lender shall, whether or not any Default shall have occurred and be continuing, any representation or warranty shall be accurate, any condition to the making of any loan hereunder shall have been fulfilled, or any other matter whatsoever, make the Revolving Credit Loan to be made by it under this paragraph by wire transfer of immediately available funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders on (1) the Business Day that such Lender receives such notice, if such notice is received prior to 12:00 noon, on the day of receipt or (2) the Business Day immediately following the day that such Lender receives such notice, if such notice is not received prior to such time on the day of receipt. Such Revolving Credit Loans shall, for all purposes hereof, be deemed to be ABR Advances made pursuant to Section 2.3, and the Lenders obligations to make such Revolving Credit Loans shall be absolute and unconditional. The Administrative Agent will make such Revolving Credit Loans available to the Issuing Bank by promptly crediting or otherwise transferring the amounts so received, in like funds, to the Issuing Bank for the purpose of repaying in full the LC Disbursement and all accrued interest thereon.

                    (f)     Obligations Absolute. The Borrower's obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither any Credit Party nor any of their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

                    (g)     Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by facsimile) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

                    (h)     Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Advances; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.9(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

                    (i)     Cash Collateral. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article 9. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposit shall not bear interest, nor shall the Administrative Agent be under any obligation whatsoever to invest the same, provided, however, that, at the request of the Borrower, such deposit shall be invested by the Administrative Agent in direct short-term obligations of, or short-term obligations the principal of and interest on which are unconditionally guaranteed by, the United States, in each case maturing no later than the expiry date of the Letter of Credit giving rise to the relevant LC Exposure. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

          Section 2.9     Interest Rate and Payment Dates

                    (a)     Prior to Maturity. Except as otherwise provided in Section 2.9(b), prior to maturity, the Loans shall bear interest on the outstanding principal balance thereof at the applicable interest rate or rates per annum set forth below:

ADVANCES	RATE
Each ABR Advance	Alternate Base Rate.
Each Eurodollar Advance	Eurodollar Rate for the applicable Eurodollar Interest Period plus the Applicable Margin.
Each Competitive Bid Loan	Bid Rate applicable thereto for the applicable Competitive Interest Period.

                    (b)     Late Charges. If all or any portion of the principal balance of or interest payable on any of the Loans, any reimbursement obligation in respect of any LC Disbursement or any other amount payable under the Loan Documents shall not be paid when due (whether at the stated maturity thereof, by acceleration or otherwise), such overdue balance or amount shall bear interest at a rate per annum (whether before or after the entry of a judgment thereon) equal to (i) in the case of the principal balance of any Loan, 2% plus the rate which would otherwise be applicable pursuant to Section 2.9(a), or (ii) in the case of any other amount, 2% plus the Alternate Base Rate, in each case from the date of such nonpayment to, but not including, the date such balance or such amount, as the case may be, is paid in full. All such interest shall be payable on demand.

                    (c)     In General. Interest on (i) ABR Advances to the extent based on the BNY Rate shall be calculated on the basis of a 365 or 366-day year (as the case may be) and (ii) ABR Advances to the extent based on the Federal Funds Rate, on Eurodollar Advances and on Competitive Bid Loans shall be calculated on the basis of a 360-day year, in each case, for the actual number of days elapsed, including the first day but excluding the last. Except as otherwise provided in Section 2.9(b), interest shall be payable in arrears on each Interest Payment Date and upon each payment (including prepayment) of the Loans (on the amount paid (or prepaid)). Any change in the interest rate on the Loans resulting from a change in the Alternate Base Rate shall become effective as of the opening of business on the day on which such change shall become effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in the

BNY Rate, but any failure to so notify shall not in any manner affect the obligation of the Borrower to pay interest on the Loans in the amounts and on the dates required. Each determination of the Alternate Base Rate or a Eurodollar Rate by the Administrative Agent pursuant to this Agreement shall be conclusive and binding on all parties hereto absent manifest error. At no time shall the interest rate payable on the Loans, together with the Facility Fee, the Utilization Fee, the LC Fee and all other amounts payable under the Loan Documents, to the extent the same are construed to constitute interest, exceed the Highest Lawful Rate. If any amount paid hereunder would exceed the maximum amount of interest permitted by the Highest Lawful Rate, then such amount shall automatically be reduced to such maximum permitted amount, and interest for any subsequent period, to the extent less than the maximum amount permitted for such period by the Highest Lawful Rate, shall be increased by the unpaid amount of such reduction. Any interest actually received for any period in excess of such maximum allowable amount for such period shall be deemed to have been applied as a prepayment of the Loans. The Borrower acknowledges that to the extent interest payable on ABR Advances is based on the BNY Rate, such rate is only one of the bases for computing interest on loans made by the Lenders, and by basing interest payable on ABR Advances on the BNY Rate, the Lenders have not committed to charge, and the Borrower has not in any way bargained for, interest based on a lower or the lowest rate at which the Lenders may now or in the future make loans to other borrowers.

          Section 2.10     Substituted Interest Rate

In the event that (i) the Administrative Agent shall have determined in the exercise of its reasonable discretion (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the interbank eurodollar market either reasonable means do not exist for ascertaining the Eurodollar Rate or (ii) the Required Lenders shall have notified the Administrative Agent that they have determined (which determination shall be conclusive and binding on the Borrower) that the applicable Eurodollar Rate will not adequately and fairly reflect the cost to such Lenders of maintaining or funding loans bearing interest based on such Eurodollar Rate, with respect to any portion of the Revolving Credit Loans that the Borrower has requested be made as Eurodollar Advances or Eurodollar Advances that will result from the requested conversion or continuation of any portion of the Advances into or as Eurodollar Advances (each an "Affected Advance"), the Administrative Agent shall promptly notify the Borrower and the Lenders (by telephone or otherwise, to be promptly confirmed in writing) of such determination on or, to the extent practicable, prior to the requested Borrowing Date or Conversion/Continuation Date for such Affected Advances. If the Administrative Agent shall give such notice, (a) any Affected Advances shall be made as ABR Advances, (b) the Advances (or any portion thereof) that were to have been converted to or continued as Affected Advances shall be converted to or continued as ABR Advances and (c) any outstanding Affected Advances shall be converted, on the last day of the then current Interest Period with respect thereto, to ABR Advances. Until any notice under clause (i) or (ii), as the case may be, of this Section has been withdrawn by the Administrative Agent (by notice to the Borrower promptly upon either (1) the Administrative Agent's having determined that such circumstances affecting the interbank eurodollar market no longer exist and that adequate and reasonable means do exist for determining the Eurodollar Rate pursuant to Section 2.9 or (2) the Administrative Agent having been notified by such Required Lenders that circumstances no longer render the Advances (or any portion thereof) to be Affected Advances), no further Eurodollar Advances shall be required to be made by the Lenders, nor shall the Borrower have the right to convert or continue all or any portion of the Loans to Eurodollar Advances.

          Section 2.11     Taxes

                    (a)     Payments to be Free and Clear. Provided that all documentation, if any, then required to be delivered by any Lender or the Administrative Agent pursuant to Section 2.11(c) has been delivered, all sums payable by the Borrower under the Loan Documents shall be paid free and clear of and (except to the extent required by law) without any deduction or withholding on account of any Tax (other than a Tax on the Overall Net Income of any Lender (for which payment need not be free and clear, but no deduction or withholding shall be made unless then required by applicable law)) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrower or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment.

                    (b)     Grossing-up of Payments. If the Borrower or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by the Borrower to the Administrative Agent or any Lender under any of the Loan Documents:

(i) the Borrower shall notify the Administrative Agent and such Lender of any such requirement or any change in any such requirement as soon as the Borrower becomes aware of it;

                    (ii)     the Borrower shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrower) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender, as the case may be;

                    (iii)     the sum payable by the Borrower to the Administrative Agent or a Lender in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date therefor a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

                    (iv)     within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Tax which it is required by clause (ii) above to pay, the Borrower shall deliver to the Administrative Agent and the applicable Lender evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant Governmental Authority;

                    (c)     provided that no additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) if any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment and Acceptance Agreement, as the case may be, in respect of payments to such Lender, and provided further that any Lender claiming any additional amounts payable pursuant to this Section 2.11 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office or take other appropriate action if the making of such a change or the taking of such action, as the case may be, would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

                    (d)     Tax Certificates. Each Foreign Lender shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Agreement Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Foreign Lender), and at such other times as may be necessary in the determination of the Borrower or the Administrative Agent (each in the reasonable exercise of its discretion), including upon the occurrence of any event requiring a change in the most recent counterpart of any form set forth below previously delivered by such Foreign Lender to the Borrower, such certificates, documents or other evidence, properly completed and duly executed by such Foreign Lender (i) two accurate and complete original signed copies of Internal Revenue Service Form W8-BEN or Form W8-ECI, or successor applicable form and (ii) an Internal Revenue Service Form W-8 or W-9 (or any other certificate or statement of exemption required by Treasury Regulations Section 1.1441-4(a) or Section 1.1441-6(c) or any successor thereto) to establish that such Foreign Lender is not subject to deduction or withholding of United States federal income tax under Section 1441 or 1442 of the Code or otherwise (or under any comparable provisions of any successor statute) with respect to any payments to such Foreign Lender of principal, interest, fees or other amounts payable under any of the Loan Documents. The Borrower shall not be required to pay any additional amount to any such Foreign Lender under Section 2.11(b)(iii) if such Foreign Lender shall have failed to satisfy the requirements of the immediately preceding sentence; provided that if such Foreign Lender shall have satisfied such requirements on the Agreement Date (in the case of each Foreign Lender listed on the signature pages hereof) or on the effective date of the Assignment and Acceptance Agreement pursuant to which it becomes a Lender (in the case of each other Foreign Lender), nothing in this Section shall relieve the Borrower of its obligation to pay any additional amounts pursuant to Section 2.11(b)(iii) in the event that, as a result of any change in applicable law, such Foreign Lender is no longer properly entitled to deliver certificates, documents or other evidence at a subsequent date establishing the fact that such Foreign Lender is not subject to withholding as described in the immediately preceding sentence.

          Section 2.12     Increased Costs; Illegality

                    (a)     If any Change in Law shall:

                    (i)     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Credit Party (except any such reserve requirement reflected in the Eurodollar Rate); or

                    (ii)     impose on any Credit Party or the London interbank market any other condition affecting this Agreement, any Eurodollar Loans made by such Credit Party or any participation therein or any Letter of Credit or participation therein.

and the result of any of the foregoing shall be to increase the cost to such Credit Party of making or maintaining any Eurodollar Loan or the cost to such Credit Party of issuing, participating in or maintaining any Letter of Credit hereunder or to increase the cost to such Credit Party or to reduce the amount of any sum received or receivable by such Credit Party hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party for such additional costs incurred or reduction suffered.

                    (b)     If any Credit Party determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Credit Party's capital or on the capital of such Credit Party's holding company, if any, as a consequence of this Agreement or the Loans made, the Letters of Credit issued or the participations therein held, by such Credit Party to a level below that which such Credit Party or such Credit Party's holding company could have achieved but for such Change in Law (taking into consideration such Credit Party's policies and the policies of such Credit Party's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Credit Party such additional amount or amounts as will compensate such Credit Party or such Credit Party's holding company for any such reduction suffered; provided, however, that such Credit Party or such Credit Party's holding company agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to mitigate the consequences of any such Change in Law.

                    (c)     A certificate of a Credit Party setting forth the amount or amounts necessary to compensate such Credit Party or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Credit Party the amount shown as due on any such certificate within 10 days after receipt thereof.

Failure or delay on the part of any Credit Party to demand compensation pursuant to this Section shall not constitute a waiver of such Credit Party's right to demand such compensation; provided that no Lender shall be entitled to demand such compensation more than 90 days following the last day of the Interest Period in respect of which such demand is made; provided further, however, that the foregoing proviso shall in no way limit the right of any Lender to demand or receive such compensation to the extent that such compensation relates to the retroactive application of any law, regulation, treaty or directive described above if such demand is made within 90 days after the implementation of such retroactive law, interpretation, treaty or directive. A statement setting forth the calculations of any additional amounts payable pursuant to the foregoing submitted by a Lender to the Borrower shall be conclusive absent manifest error.

                    (d)     Notwithstanding any other provision of this Agreement, if, after the Agreement Date, any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrower and to the Administrative Agent:

                    (i)     such Lender may declare that Eurodollar Advances will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Advances will not thereafter (for such duration) be converted into Eurodollar Advances, whereupon any request for a Eurodollar Advance or to convert an ABR Advance to a Eurodollar Advance or to continue a Eurodollar Advance, as applicable, for an additional Interest Period shall, as to such Lender only, be deemed a request for an ABR Advance (or a request to continue an ABR Advance as such for an additional Interest Period or to convert a Eurodollar Advance into an ABR Advance, as applicable), unless such declaration shall be subsequently withdrawn; and

                    (ii)     such Lender may require that all outstanding Eurodollar Advances made by it be converted to ABR Advances, in which event all such Eurodollar Advances shall be automatically converted to ABR Advances, as of the effective date of such notice as provided in the last sentence of this paragraph;

provided, that such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office or take other appropriate action if the making of such designation or the taking of such action, as the case may be, would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar

Advances or to continue to fund or maintain Eurodollar Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Advances that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Advances made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Advances, as applicable. For purposes of this paragraph, a notice to the Borrower by any Lender shall be effective as to each Eurodollar Advances made by such Lender, if lawful, on the last day of the Interest Period currently applicable to such Eurodollar Advances; in all other cases such notice shall be effective on the date of receipt by the Borrower.

          Section 2.13     Break Funding Payments

          In the event of (a) the payment or prepayment (voluntary or otherwise) of any principal of any Eurodollar Loan or Competitive Bid Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.5(c) and is revoked in accordance therewith), (d) the failure to borrow any Competitive Loan after accepting the Competitive Bid to make such Loan, or (e) the assignment of any Eurodollar Loan or Competitive Bid Loan other than on the last day of the Interest Period or maturity date applicable thereto as a result of a request by any Borrower pursuant to Section 2.16, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurodollar Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.

          Section 2.14     Lenders' Records

          Each Lender's records regarding the amount of each Loan, each payment by the Borrower of principal and interest on the Loans and other information relating to the Loans shall be presumptively correct absent manifest error.

          Section 2.15     Extension of Commitment Period and Maturity Date

                    (a)     Extension of Commitment Period

                    (i)     Provided that no Default or Event of Default shall exist, the Borrower may request that the Commitment Period be extended for up to 364 days by giving written notice thereof (each an "Extension Request") to the Administrative Agent at any time during the period which is not more than 45 days nor less than 30 days prior to the then current Commitment Termination Date and, upon receipt of each such notice, the Administrative Agent shall promptly notify each Lender thereof. No Lender shall be required to consent to any Extension Request. Each Lender shall endeavor to respond to each Extension Request by no later than 15 days prior to the then current Commitment Termination Date, provided that each Lender which shall have failed so to respond by such time shall be deemed not to have consented thereto. The Administrative Agent shall promptly notify the Borrower as to the name of each Lender that, in accordance with this clause (i), consented to such extension. In the event that Lenders having Commitments greater than 50% of the Aggregate Commitments shall not have consented in accordance with this clause (i) to such extension, the then current Commitment Termination Date shall not be extended and shall remain in full force and effect. In the event that all Lenders shall have consented in accordance with this clause (i), then on the date upon which the last such consent shall have been received by the Administrative Agent, the then existing Commitment Termination Date shall be extended to the day which is 364 days after such date (or, if such date is not a Business Day, the Business Day immediately preceding such day).

                    (ii)     Notwithstanding any provision in Section 2.15(a)(i) to the contrary, in the event Lenders having Commitments greater than 50% of the Aggregate Commitments consent to an extension of the Commitment Termination Date pursuant to Section 2.15(a)(i) (the "Continuing Lenders"), the Borrower shall have the right, provided no Default or Event of Default shall have occurred and be continuing, to replace or remove each Lender that did not so consent (each a "Non-Extending Lender") by giving the Administrative Agent notice no later than five days prior to the then current Commitment Termination Date of its intent to extend such Commitment Termination Date. On or prior to the then current Commitment Termination Date, the Borrower shall replace each Non-Extending Lender with either an existing Lender willing to assume such Non-Extending Lender's Commitment or with another Eligible Assignee willing to assume such Non-Extending Lender's Commitment. Each Non-Extending Lender agrees, subject to and in accordance with Section 11.6, to assign its rights and obligations under the Loan Documents to an Eligible Assignee selected by the Borrower upon payment by or on behalf of such Eligible Assignee to such Non-Extending Lender of such Non-Extending Lender's Commitment Percentage or other applicable percentage of all outstanding Loans and accrued interest, fees and other sums payable under the Loan Documents. Effective upon such assignment such Non-Extending Lender shall cease to be a "Lender" for purposes of this Agreement (except with respect to its rights hereunder to be reimbursed for costs and expenses and to indemnification with respect to, matters attributable to events, acts or conditions occurring prior to such assignment). In the event that the Borrower shall have elected to replace or remove each Non-Extending Lender pursuant to this clause (ii), then on the date, if any, upon which all of the Borrower's obligations under this clause (ii) shall have been satisfied, if any, the then existing Commitment Termination Date shall be extended to the day which is 364 days after such date (or, if such date is not a Business Day, the Business Day immediately preceding such day), provided, however, that if the Borrower shall not have satisfied such obligations on or prior to the then existing Commitment Termination Date, such Commitment Termination Date shall not be extended.

                    (b)     Extension of Maturity Date. Unless a Default shall have occurred and is continuing, effective upon the delivery by the Borrower to the Administrative Agent by no later than the seventh day prior to the then effective Commitment Termination Date of an express written notice (the "Term-Out Notice") that the Borrower intends to extend the Maturity Date to the date certain (the "Repayment Extension Date") set forth in such Term-Out Notice that is not later than one year after the Commitment Termination Date, the Maturity Date shall be extended to such Repayment Extension Date.

The delivery by the Borrower to the Administrative Agent of a Term-Out Notice shall constitute a representation and warranty by the Borrower that no Default then exists.

          Section 2.16     Substitution of Lender

          In the event that the Borrower becomes obligated to pay additional amounts to any Lender pursuant to Section 2.11, 2.12 or 2.13, or if any Lender defaults in its obligation to fund Loans hereunder on three or more occasions, the Borrower may, within 60 days of the demand by such Lender for such additional amounts or the relevant default by such Lender, as the case may be, and subject to and in accordance with the provisions of Section 11.6, designate an Eligible Assignee (acceptable to the Administrative Agent and the Issuing Bank) to purchase and assume all its interests, rights and obligations under the Loan Documents, without recourse to or warranty by or expense to, such Lender, for a purchase price equal to the outstanding principal amount of such Lender's Loans plus any accrued but unpaid interest thereon and accrued but unpaid Facility Fees, Utilization Fees and LC Fees in respect of such Lender's Commitment and any other amounts payable to such Lender hereunder, and to assume all the obligations of such Lender hereunder, and, upon such purchase, such Lender shall no longer be a party hereto or have any rights hereunder (except those that survive full repayment hereunder) and shall be relieved from all obligations to the Borrower hereunder, and the Eligible Assignee shall succeed to the rights and obligations of such Lender hereunder. The Borrower shall execute and deliver to such Eligible Assignee a Note. Notwithstanding anything herein to the contrary, in the event that a Lender is replaced pursuant to this Section 2.16 as a result of the Borrower becoming obligated to pay additional amounts to such Lender pursuant to Section 2.11, 2.12 or 2.13, such Lender shall be entitled to receive such additional amounts as if it had not been so replaced.

ARTICLE 3. FEES; PAYMENTS

          Section 3.1     Fees

                    (a)     Facilit y Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, during the period from and including the Closing Date through but excluding the Maturity Date, a fee (the "Facility Fee") equal to the Applicable Facility Fee Percentage per annum of the average daily sum of the Aggregate Commitments, regardless of usage, during such period. The Facility Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during such period, (ii) on the date of any reduction in the Aggregate Commitments (to the extent of such reduction) and (iii) on the Maturity Date. The Facility Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                    (b)     Utilization Fee. The Borrower agrees to pay to the Administrative Agent, for the account of the Lenders in accordance with each Lender's Commitment Percentage, during the period from and including the Closing Date through but excluding the Maturity Date, a fee (the "Utilization Fee") equal to the Applicable Utilization Fee Percentage on the aggregate outstanding principal balance of the Loans for each day that such aggregate outstanding principal balance shall exceed 33.0% of the Aggregate Commitments. The Utilization Fee shall be payable (i) quarterly in arrears on the last day of each March, June, September and December during such period and (ii) on the Maturity Date. The Utilization Fee shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

                    (c)     LC Fee. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee (the "LC Fee") with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Margin on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to the Issuing Bank for its own account a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank's standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued participation fees and fronting fees shall be payable in arrears on the last day of March, June, September and December of each year, commencing on the first such date to occur after the date hereof; provided that all such fees shall be payable on the date on which the Aggregate Commitments terminate and any such fees accruing after the date on which the Aggregate Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

                    (d)     Other Fees. The Borrower agrees to pay to each of the Credit Parties, for its own account, such fees as have been agreed to in writing by it and the Borrower.

          Section 3.2     Pro Rata Treatment and Application of Principal Payments

                    (a)     The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal of Loans, reimbursements of LC Disbursements, interest or fees, or of amounts payable under Sections 2.11, 2.12, 2.13 or 11.4 or otherwise) prior to 1:00 p.m., on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office at One Wall Street, New York, New York, or such other office as to which the Administrative Agent may notify the other parties hereto, except payments to be made to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.11, 2.12, 2.13 or 11.4 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

                    (b)     If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal of Loans, unreimbursed LC Disbursements, interest, fees and commissions then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and commissions then due to such parties and (ii) second, towards payment of principal of Loans and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal of Loans and unreimbursed LC Disbursements then due to such parties.

                    (c)     If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of, and accrued interest on, their respective Loans and participations in LC Disbursements, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

                    (d)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Credit Parties hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to such Credit Parties the amount due. In such event, if the Borrower has not in fact made such payment, then each such Credit Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Credit Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

                    (e)     If any Credit Party shall fail to make any payment required to be made by it pursuant to Section 2.3(c) or 2.8(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Credit Party to satisfy such Credit Party's obligations under such Sections until all such unsatisfied obligations are fully paid.

ARTICLE 4. REPRESENTATIONS AND WARRANTIES

          In order to induce the Credit Parties to enter into this Agreement, the Lenders to make the Loans, the Issuing Bank to issue Letters of Credit and the Lenders to acquire participations therein, the Borrower makes the following representations and warranties to the Administrative Agent and each Lender:

          Section 4.1     Subsidiaries; Capitalization

          As of the Agreement Date, the Borrower has only the Subsidiaries set forth on Schedule 4.1, and such Schedule accurately designates as of the Agreement Date whether each such Subsidiary is a Material Subsidiary or an Immaterial Subsidiary for purposes of this Agreement. The shares of each corporate Material Subsidiary are duly authorized, validly issued, fully paid and non-assessable and are owned free and clear of any Liens, other than Liens permitted pursuant to Section 8.2(l). The interest of the Borrower in each non-corporate Material Subsidiary is owned free and clear of any Liens, other than Liens permitted pursuant to Section 8.2(l).

          Section 4.2     Existence and Power

          Each of the Borrower and the Material Subsidiaries is duly organized or formed and validly existing in good standing under the laws of the jurisdiction of its incorporation or formation, has all requisite power and authority to own its Property and to carry on its business as now conducted, and is in good standing and authorized to do business as a foreign corporation or other applicable entity in each jurisdiction in which the nature of the business conducted therein or the Property owned therein makes such qualification necessary, except where such failure to qualify could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

          Section 4.3     Authority

          The Borrower has full legal power and authority to enter into, execute, deliver and perform the terms of the Loan Documents and to make the borrowings contemplated hereby and by the Notes, and to execute, deliver and carry out the terms of the Notes and to incur the obligations provided for herein and therein, all of which have been duly authorized by all proper and necessary corporate or other applicable action and are in full compliance with its charter or by-laws or its other organization documents.

          Section 4.4     Binding Agreement

          The Loan Documents (other than the Notes) constitute, and the Notes, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and general principles of equity.

          Section 4.5     Litigation and Regulatory Proceedings

                    (a)     Except as disclosed in Schedule 4.5, there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority (whether or not purportedly on behalf of the Borrower or any of the Material Subsidiaries) pending or, to the knowledge of the Borrower, threatened against the Borrower or any of the Material Subsidiaries, which (i) if adversely determined, could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, except that the commencement by the Borrower, any of the Material Subsidiaries or any Governmental Authority of a rate proceeding or earnings review before such Governmental Authority shall not constitute such a pending or threatened action, suit or proceeding unless and until such Governmental Authority has made a final determination thereunder that could reasonably be expected to have a Material Adverse Effect, (ii) call into question the validity or enforceability of any of the Loan Documents, or (iii) could reasonably be expected to result in the rescission, termination or cancellation of any material franchise, right, license, permit or similar authorization held by the Borrower or any of the Material Subsidiaries.

                    (b)     Since the Agreement Date, there has been no change in the status of the matters disclosed on Schedule 4.5 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

          Section 4.6     Required Consents

Except for information filings required to be made in the ordinary course of business which are not a condition to the Borrower's performance under the Loan Documents, no consent, authorization or approval of, filing with, notice to, or exemption by, equityholders, any Governmental Authority or any other Person is required to authorize, or is required in connection with the execution, delivery and performance of the Loan Documents or is required as a condition to the validity or enforceability of the Loan Documents.

          Section 4.7     No Conflicting Agreements, Compliance with Laws

                    (a)     Neither the Borrower nor any of the Material Subsidiaries is in default (i) under any mortgage, indenture, contract or agreement to which it is a party or by which it or any of its Property is bound or (ii) with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority, the effect of which default could reasonably be expected to have a Material Adverse Effect. The execution, delivery or carrying out of the terms of the Loan Documents will not constitute a default under, or require the mandatory repayment of, or result in the creation or imposition of, or obligation to create, any Lien upon any Property of the Borrower or any of the Material Subsidiaries pursuant to the terms of, any such mortgage, indenture, contract or agreement.

                    (b)     Each of the Borrower and the Material Subsidiaries (i) is complying in all material respects with all statutes, regulations, rules and orders applicable to the Borrower or such Material Subsidiary of all Governmental Authorities, including Environmental Laws and ERISA, a violation of which could individually or in the aggregate reasonably be expected to have a Material Adverse Effect and (ii) has filed or caused to be filed all tax returns required to be filed and has paid, or has made adequate provision for the payment of, all taxes shown to be due and payable on said returns or in any assessments made against it (other than those being contested as permitted under Section 7.4) which would be material to the Borrower or any of the Material Subsidiaries, and no tax Liens have been filed with respect thereto.

          Section 4.8     Governmental Regulations

          Neither the Borrower nor any of the Material Subsidiaries is (i) an "investment company" or a company "controlled" by an "investment company" as defined in, or is otherwise subject to regulation under, the Investment Company Act of 1940, as amended, or (ii) a "holding company", or an "affiliate" or "subsidiary company" of a "holding company", as those terms are defined in the Public Utility Holding Company Act of 1935, as amended, in each case which is subject to registration thereunder.

          Section 4.9     Federal Reserve Regulations; Use of Loan Proceeds

          Neither the Borrower nor any of the Material Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any Governmental Authority, including the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock.

          Section 4.10     Plans

          No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

          Section 4.11     Financial Statements

                    (a)     The Borrower has heretofore delivered to the Credit Partners copies of its Form 10-K for the fiscal year ended December 31, 2001, containing the audited consolidated balance sheet of the Borrower and the related consolidated statements of income, stockholder's equity and cash flows for the period then ended (with the applicable related notes and schedules, the "Borrower Financial Statements"). The Borrower Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of the operations of the Borrower as of the dates and for the periods indicated therein.

                    (b)     The Borrower has heretofore delivered to the Credit Parties copies of the Utility's consolidated balance sheet and the related consolidated statements of income, stockholder's equity and cash flows as of and for the fiscal year ended December 31, 2001 and December 31, 2000, reported on by the Accountants (with the applicable related notes and schedules, the "Utility Financial Statements"). The Utility Financial Statements have been prepared in accordance with GAAP and fairly present the consolidated financial condition and results of the operations of the Utility as of the dates and for the periods indicated therein.

                    (c)     Since December 31, 2001, each of the Borrower and the Material Subsidiaries and the Utility and its Subsidiaries has conducted its business only in the ordinary course and there has been no Material Adverse Change.

          Section 4.12     Property

          Each of the Borrower and the Material Subsidiaries has good and marketable title to all of its Property, title to which is material to the Borrower or such Material Subsidiary, as the case may be, subject to no Liens, except Permitted Liens.

          Section 4.13     Environmental Matters

                    (a)     To the best knowledge of the Borrower, the Borrower and each of the Material Subsidiaries is in compliance in all material respects with the requirements of all applicable Environmental Laws.

                    (b)     To the best knowledge of the Borrower, except as described in Schedule 4.13, (i) no Hazardous Substances have been generated or manufactured on, transported to or from, treated at, stored at or discharged from any Real Property in violation of any Environmental Laws, (ii) no

Hazardous Substances have been discharged into subsurface waters under any Real Property in violation of any Environmental Laws, (iii) no Hazardous Substances have been discharged from any Real Property on or into Property or waters (including subsurface waters) adjacent to any Real Property in violation of any Environmental Laws, and (iv) there are not now, nor ever have been, on any Real Property any underground or above ground storage tanks of the Borrower or any of the Material Subsidiaries regulated under any Environmental Laws, which, as to any of the foregoing actions, events or conditions, individually or collectively, could reasonably be expected to have a Material Adverse Effect.

                    (c)     Except as described in Schedule 4.13, neither the Borrower nor any of the Material Subsidiaries (i) has received notice directly or otherwise learned indirectly (through a Corporate Officer) of any claim, demand, suit, action, proceeding, event, condition, report, directive, Lien, violation, non-compliance or investigation indicating or concerning any potential or actual material liability (including potential liability for enforcement, investigatory costs, cleanup costs, government response costs, removal costs, remediation costs, natural resources damages, Property damages, personal injuries or penalties) arising in connection with: (A) any material non-compliance with or violation of the requirements of any applicable Environmental Laws or (B) the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any of the Material Subsidiaries) or the release or threatened release of any Hazardous Substance into the environment which individually or collectively could reasonably be expected to have a Material Adverse Effect or (ii) has any overtly threatened or actual liability in connection with the presence of any Hazardous Substance on any Real Property (or any Real Property previously owned by the Borrower or any of the Material Subsidiaries) or the release or threatened release of any Hazardous Substance into the environment.

                    (d)     Since the Agreement Date, there has been no change in the status of the matters disclosed on Schedule 4.13 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

ARTICLE 5. CONDITIONS TO EFFECTIVENESS

          The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.1):

          Section 5.1     Evidence of Action

          The Administrative Agent shall have received a certificate, dated the Closing Date, of the Secretary or Assistant Secretary of the Borrower (i) attaching a true and complete copy of the resolutions of its Board of Directors and of all documents evidencing other necessary corporate action (in form and substance satisfactory to the Administrative Agent) taken by it to authorize the Loan Documents and the transactions contemplated thereby, (ii) attaching a true and complete copy of its charter and by-laws, (iii) setting forth the incumbency of its officer or officers who may sign the Loan Documents, including therein a signature specimen of such officer or officers, and (iv) attaching a certificate of good standing of the Secretary of State of the jurisdiction of its incorporation and each other jurisdiction in which the failure to be in good standing could reasonably be expected to have a Material Adverse Effect.

          Section 5.2     This Agreement

          The Administrative Agent (or its counsel) shall have received, in respect of each Person listed on the signature pages of this Agreement, either (i) a counterpart signature page hereof signed on behalf of such Person or (ii) written evidence satisfactory to the Administrative Agent (which may include a facsimile transmission of a signed signature page of this Agreement) that a counterpart signature page hereof has been signed on behalf of such Person.

          Section 5.3     Notes

          The Administrative Agent (or its counsel) shall have received a Note for each Lender, dated the Closing Date, duly executed by a duly authorized officer of the Borrower.

          Section 5.4     Approvals

          The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that all approvals and consents of all Persons required to be obtained in connection with the consummation of the transactions contemplated by the Loan Documents have been duly obtained and are in full force and effect and that all required notices have been given and all required waiting periods have expired.

          Section 5.5     Certain Agreements

          The Administrative Agent shall have received a certificate of a duly authorized officer of the Borrower, in form and substance satisfactory to the Administrative Agent, (i) certifying that there have been no amendments or other modifications to either the Utility Mortgage or the Employee Stock Ownership Plan since June 15, 2000, or, if so, setting forth the same, in which case any such amendment or modification shall be in form and substance satisfactory to the Administrative Agent, and (ii) attaching a true, complete and correct copy of each of (x) the Inter-Affiliate Policies Agreement, which shall be in form and substance satisfactory to the Administrative Agent and (y) Sections 1.04 and 5.05 of the Utility Mortgage together with copies of any defined terms used therein.

          Section 5.6     Opinion of Counsel to the Borrower

          The Administrative Agent shall have received an opinion of Phelps Dunbar, L.L.P., counsel to the Borrower, addressed to the Credit Parties and dated the Closing Date, substantially in the form of Exhibit K, and covering such additional matters as the Required Lenders may reasonably request. It is understood that such opinion is being delivered to the Credit Parties upon the direction of the Borrower and that the Credit Parties may and will rely upon such opinion.

          Section 5.7     Terminating Indebtedness

          The Terminating Indebtedness shall have been fully repaid and all agreements and other documents with respect thereto shall have been canceled or terminated, and the Administrative Agent shall have received reasonably satisfactory evidence thereof or arrangements satisfactory to the Administrative Agent shall have been made by the Borrower and the Subsidiaries to accomplish the foregoing concurrently with the first Loans made hereunder.

          Section 5.8     Compliance; Officer's Certificate

          The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or the chief financial officer of the Borrower, confirming compliance with the conditions set forth in Section 6.1.

          Section 5.9     Fees and Expenses

          All fees payable to the Credit Parties on the Closing Date, and the reasonable fees and expenses of counsel to the Administrative Agent incurred and recorded to date in connection with the preparation, negotiation and closing of the Loan Documents, shall have been paid.

ARTICLE 6. CONDITIONS OF LENDING - ALL LOANS

          The obligation of each Lender to make any Loan (which shall not include a continuation or conversion of a Loan pursuant to and in accordance with Section 2.7) and of the Issuing Bank to issue, amend, renew or extend a Letter of Credit, is subject to the satisfaction of the following conditions:

          Section 6.1     Compliance

          On each Borrowing Date and after giving effect to the Loans to be made thereon or the Letters of Credit to be issued, amended, renewed or extended, as applicable, thereon, (i) there shall exist no Default or Event of Default, (ii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct on and as of such earlier date, and (iii) since December 31, 2001, there has been no Material Adverse Change. Each request by the Borrower for a Loan or for the issuance, amendment, renewal or extension of a Letter of Credit shall constitute a certification by the Borrower as of such Borrowing Date that each of the foregoing matters is true and correct in all respects.

          Section 6.2     Credit Request; Competitive Bid Request

          In the case of the borrowing of Revolving Credit Loans or the issuance, amendment, renewal or extension, as applicable, of a Letter of Credit, the Administrative Agent shall have received a Credit Request, or in the case of a borrowing of a Competitive Bid Loan, the Administrative Agent shall have received a Competitive Bid Request and such other documents required to be provided by the Borrower pursuant to Section 2.4, in each case duly executed by a duly authorized officer of the Borrower.

          Section 6.3     Law

Such Loan shall not be prohibited by any applicable law, rule or regulation.

          Section 6.4     Other Documents

          The Administrative Agent shall have received such other documents as the Administrative Agent or the Lenders shall reasonably request.

ARTICLE 7. AFFIRMATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

          Section 7.1     Financial Statements

          The Borrower shall maintain a standard system of accounting in accordance with GAAP, and furnish or cause to be furnished to the Administrative Agent and each Lender:

                    (a)     As soon as available, but in any event within 120 days after the end of each fiscal year, (i) a copy of the Borrower's Annual Report on Form 10-K in respect of such fiscal year required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower's audited consolidated and unaudited consolidating balance sheet and related statements of income, stockholder's equity and, beginning with the fiscal year ending December 31, 2002, cash flows as of the end of and for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by the Accountants (without a "going concern" or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated or consolidating, as the case may be, financial statements present fairly in all material respects the financial conditions and results of operations of the Borrower on a consolidated or consolidating, as the case may be, basis in accordance with GAAP consistently applied, together with (A) a listing of all Material Subsidiaries designated as Immaterial Subsidiaries, and vice versa, during such fiscal year and (B) in the case of the statements referred to in clause (ii) above, a schedule of other audited financial information consisting of consolidating or combining details in columnar form with the Subsidiaries of the Borrower separately identified, in accordance with GAAP consistently applied;

                    (b)     As soon as available, but in any event within 60 days after the end of each fiscal quarter, (i) a copy of the Borrower's Quarterly Report on Form 10-Q in respect of such fiscal quarter required to be filed by the Borrower with the SEC, together with the financial statements attached thereto, and (ii) the Borrower's unaudited consolidated and unaudited consolidating balance sheet and related statements of income, stockholder's equity and, beginning with the fiscal quarter ending June 30, 2002, cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a duly authorized financial officer of the Borrower as presenting fairly in all material respects the financial conditions and results of operations of the Borrower on a consolidated or consolidating, as the case may be, basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, together with, in the case of the financial statements referred to in clause (ii) above, a schedule of other unaudited financial information consisting of consolidating or combining details in columnar form with the Subsidiaries of the Borrower separately identified, in accordance with GAAP consistently applied;

                    (c)     Within 60 days after the end of each of the first three fiscal quarters (120 days after the end of the last fiscal quarter), a Compliance Certificate, signed by the chief financial officer of the Borrower (or such other officer as shall be acceptable to the Administrative Agent) as to the Borrower's compliance, as of such fiscal quarter ending date, with Section 7.11, and as to the occurrence or continuance of no Default or Event of Default as of such fiscal quarter ending date and the date of such certificate; and

                    (d)     Such other information as the Administrative Agent or any Lender may reasonably request from time to time.

          Section 7.2     Certificates; Other Information

          The Borrower shall furnish or cause to be furnished to the Administrative Agent and each Lender:

                    (a)     Prompt written notice if: (i) there shall occur and be continuing a Default or an Event of Default or (ii) a Material Adverse Change shall have occurred;

                    (b)     Prompt written notice of: (i) any material citation, summons, subpoena, order to show cause or other document naming the Borrower or any of the Material Subsidiaries a party to any proceeding before any Governmental Authority, and include with such notice a copy of such citation, summons, subpoena, order to show cause or other document, or (ii) any lapse or other termination of, or refusal to renew or extend, any material Intellectual Property, license, permit, franchise or other authorization issued to the Borrower or any of the Material Subsidiaries by any Person or Governmental Authority, provided that any of the foregoing set forth in this subsection (b) could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or call into question the validity or enforceability of any of the Loan Documents;

                    (c)     Promptly upon becoming available, copies of all (i) regular, periodic or special reports, schedules and other material which the Borrower or any of the Material Subsidiaries may be required to file with or deliver to any securities exchange or the SEC, or any other Governmental Authority succeeding to the functions thereof, (ii) material news releases and annual reports relating to the Borrower or any of the Material Subsidiaries, and (iii) upon the written request of the Administrative Agent, reports that the Borrower or any of the Material Subsidiaries sends to or files with the Federal Energy Regulatory Commission, or any Governmental Authority succeeding to the functions thereof, or any similar state or local Governmental Authority;

                    (d)     Prompt written notice of any order, notice, claim or proceeding received by, or brought against, the Borrower or any of the Material Subsidiaries, or with respect to any of the Real Property, under any Environmental Law, that could reasonably be expected to have a Material Adverse Effect;

                    (e)     Prompt written notice of any change by either Moody's or S&P in the Senior Debt Rating; and

                    (f)     Such other information as the Administrative Agent or any Lender shall reasonably request from time to time.

          Section 7.3     Legal Existence

          Except as permitted under Section 8.3, the Borrower shall maintain its legal existence in good standing in the jurisdiction of its incorporation or formation and in each other jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect, and cause each of the Material Subsidiaries to maintain its legal existence in good standing in each jurisdiction in which the failure so to do could reasonably be expected to have a Material Adverse Effect.

          Section 7.4     Taxes

          The Borrower shall pay and discharge when due, and cause each of the Material Subsidiaries so to do, all Taxes, assessments and governmental charges, license fees and levies upon or with respect to the Borrower or such Material Subsidiary, as the case may be, and all Taxes upon the income, profits and Property of the Borrower and the Material Subsidiaries, which if unpaid, could individually or collectively reasonably be expected to have a Material Adverse Effect or become a Lien on the Property of the Borrower or such Material Subsidiary, as the case may be (other than a Lien described in Section 8.2(a)), unless and to the extent only that such Taxes, assessments, charges, license fees and levies shall be contested in good faith and by appropriate proceedings diligently conducted by the Borrower or such Material Subsidiary, as the case may be, provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

          Section 7.5     Insurance

          The Borrower shall maintain, and cause each of the Material Subsidiaries to maintain, with financially sound and reputable insurance companies insurance on all its Property in at least such amounts and against at least such risks (but including in any event public liability and business interruption coverage) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to the Administrative Agent, upon written request of the Administrative Agent or any Lender, full information as to the insurance carried.

          Section 7.6     Payment of Indebtedness and Performance of Obligations

          The Borrower shall pay and discharge when due, and cause each of the Material Subsidiaries to pay and discharge when due, all lawful Indebtedness, obligations and claims for labor, materials and supplies or otherwise which, if unpaid, could individually or collectively reasonably be expected to (i) have a Material Adverse Effect or (ii) become a Lien upon Property of the Borrower or any of the Material Subsidiaries (other than a Permitted Lien), unless and to the extent only that the validity of such Indebtedness, obligation or claim shall be contested in good faith and by appropriate proceedings diligently conducted, provided that the Borrower shall give the Administrative Agent prompt notice of any such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

          Section 7.7     Condition of Property

          The Borrower shall at all times, maintain, protect and keep in good repair, working order and condition (ordinary wear and tear excepted), and cause each of the Material Subsidiaries so to do, all Property necessary to the operation of the Borrower's or such Material Subsidiary's, as the case may be, material businesses.

          Section 7.8     Observance of Legal Requirements

          The Borrower shall observe and comply in all respects, and cause each of the Material Subsidiaries so to do, with all laws, ordinances, orders, judgments, rules, regulations, certifications, franchises, permits, licenses, directions and requirements of all Governmental Authorities, which now or at any time hereafter may be applicable to it, including ERISA and all Environmental Laws, a violation of which could individually or collectively reasonably be expected to have a Material Adverse Effect, except such thereof as shall be contested in good faith and by appropriate proceedings diligently conducted by it, provided that the Borrower shall give the Administrative Agent prompt notice of such contest and that such reserve or other appropriate provision as shall be required by the Accountants in accordance with GAAP shall have been made therefor.

          Section 7.9     Inspection of Property; Books and Records; Discussions

          The Borrower shall keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law shall be made of all dealings and transactions in relation to its business and activities and permit representatives of the Administrative Agent and any Lender to visit its offices, to inspect any of its Property and examine and make copies or abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, prospects, licenses, Property and financial condition of the Borrower and the Material Subsidiaries with the officers thereof and the Accountants; provided that, so long as no Default or Event of Default exists, none of the Administrative Agent, its agents, its representatives or the Lenders shall be entitled to examine or make copies or abstracts of, or otherwise obtain information with respect to, the Borrower's records relating to pending or threatened litigation if any such disclosure by the Borrower could reasonably be expected (i) to give rise to a waiver of any attorney/client privilege of the Borrower or any of the Material Subsidiaries relating to such information or (ii) to be otherwise materially disadvantageous to the Borrower or any of the Material Subsidiaries in the defense of such litigation.

          Section 7.10     Licenses, Intellectual Property

          The Borrower shall obtain or maintain, as applicable, and cause each of the Material Subsidiaries to obtain or maintain, as applicable, in full force and effect, all licenses, franchises, Intellectual Property, permits, authorizations and other rights as are necessary for the conduct of its business and the failure of which to obtain or maintain could individually or collectively, reasonably be expected to have a Material Adverse Effect.

          Section 7.11     Capitalization

                    (a)     The Borrower shall maintain at all times Total Indebtedness equal to or less than 75% of Total Capitalization.

                    (b)     The Borrower shall maintain at all times Total Indebtedness (excluding any Indebtedness (other than Indebtedness of the Utility) to the extent that it is nonrecourse to the Borrower or the Utility) equal to or less than 65% of Total Capitalization (excluding, for purposes of calculating Total Indebtedness as a component of Total Capitalization, any Indebtedness (other than Indebtedness of the Utility) to the extent that it is nonrecourse to the Borrower or the Utility).

          Section 7.12     Material/Immaterial Designation of Subsidiaries

          The Borrower shall be permitted to designate a Material Subsidiary as an Immaterial Subsidiary and an Immaterial Subsidiary as a Material Subsidiary by giving the Credit Parties written notice thereof not later than 10 Business Days after such designation, specifying the effective date of such designation and certifying that all of the conditions set forth in this Section shall have been satisfied as of such effective date, provided that: (i) immediately before and after giving effect to such designation, no Default or Event of Default shall exist and (ii) in the case of the designation of an Immaterial Subsidiary as a Material Subsidiary, such notice shall also serve as the certification of the Borrower immediately after giving effect to such designation that, with respect to such Material Subsidiary, the representations and warranties contained in the Loan Documents shall be true and correct. In connection with any such designation of a Subsidiary as Material or Immaterial, the Borrower may submit such revised Schedules to the Loan Documents to make revisions to the existing Schedules thereto with respect to such Material Subsidiary or Immaterial Subsidiary as may be necessary for the representations and warranties to be true and correct with respect to the applicable Material Subsidiaries. Notwithstanding anything herein to the contrary, the Borrower may not designate a Material Subsidiary as an Immaterial Subsidiary if at the time of such designation (i) the total assets of all Persons that were designated as Immaterial Subsidiaries pursuant to this Section during the immediately preceding twelve month period, determined on a combined basis in accordance with GAAP (the total assets of a Person designated as an Immaterial Subsidiary being determined as of the date of such designation, and shall exclude any assets acquired by such Person pursuant to Section 8.3 or 8.4) exceeds (ii) an amount equal to 5% of the total assets of the Borrower and the Subsidiaries, determined on a consolidated basis in accordance with GAAP as of the first day of such immediately preceding twelve month period.

          Section 7.13     Use of Proceeds

          The proceeds of the Loans and the Letters of Credit will be used only as follows: (a) to refinance the Terminating Indebtedness and (b) for general corporate purposes not inconsistent with the terms hereof. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase, acquire or carry any Margin Stock or for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X.

ARTICLE 8. NEGATIVE COVENANTS

          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other amounts payable under the Loan Documents shall have been paid in full and all Letters of Credit have expired and all LC Disbursements have been reimbursed, the Borrower covenants and agrees with the Credit Parties that:

          Section 8.1     Indebtedness

          The Borrower shall not create, incur, assume or suffer to exist any Indebtedness or any other Contingent Obligation, except:

                    (a)     Indebtedness under the Loan Documents;

                    (b)     the Terminating Indebtedness, provided that the Terminating Indebtedness is repaid in full on or before the Closing Date;

                    (c)     Contingent Obligations in respect of obligations and liabilities under leases for coal cars supplied in connection with Rodemacher Unit No. 2, provided that the aggregate amount thereof shall not exceed $13,000,000 at any time;

                    (d)     Contingent Obligations in respect of obligations and liabilities of the Utility;

                    (e)     other Contingent Obligations in respect of Permitted Hedge Agreements, provided that the aggregate amount of such Contingent Obligations under this clause (e) shall not exceed $20,000,000 at any time; and

                    (f)     other Indebtedness (including Indebtedness of the Borrower to any Subsidiary) and other Contingent Obligations, in an amount which when aggregated with the Indebtedness under the Loan Documents shall not exceed $425,000,000 at any time, provided that (i) not more than $325,000,000 thereof shall constitute Indebtedness or Contingent Obligations which is pari passu with the Indebtedness under the Loan Documents, (ii) any such Indebtedness or Contingent Obligations which is not pari passu with the Indebtedness under the Loan Documents (including Contingent Obligations in respect of the Midstream Credit Facility) shall be unsecured and subordinated to the Indebtedness of the Borrower under the Loan Documents in a manner consistent with the Approved Subordination Terms and otherwise satisfactory to the Administrative Agent and (iii) the aggregate amount of Indebtedness and Contingent Obligations under clause (f)(i) that is secured shall not exceed $25,000,000 at any time.

          Section 8.2     Liens

          The Borrower shall not create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, or permit any of the Material Subsidiaries so to do, except:

                    (a)     Liens for Taxes, assessments or similar charges incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.4, provided that enforcement of such Liens is stayed pending such contest;

                    (b)     Liens (i) in connection with workers' compensation, unemployment insurance or other social security obligations (but not ERISA), (ii) in connection with deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business, (iii) in connection with, or otherwise constituting, zoning ordinances, easements, rights of way, minor defects, irregularities, and other similar restrictions affecting real Property which do not materially and adversely affect the value of such real Property or the financial condition of the Borrower or such Material Subsidiary, as the case may be, or materially impair its use for the operation of the business of the Borrower or such Material Subsidiary, as the case may be, (iv) arising by operation of law such as mechanics', materialmen's, carriers', warehousemen's, lessors' and bankers' liens and rights of set-off incurred in the ordinary course of business which are not delinquent or which are being contested in accordance with Section 7.6, provided that enforcement of such Liens is stayed pending such contest, and (v) arising out of judgments or decrees which are being contested in accordance with Section 7.6, provided that enforcement of such Liens is stayed pending such contest;

                    (c)     Liens now existing or hereafter arising in favor of the Administrative Agent or the Lenders under the Loan Documents;

                    (d)     any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any of the Material Subsidiaries or existing on any property or asset of any Person that becomes a Material Subsidiary of the Borrower after the date hereof prior to the time such Person becomes a Material Subsidiary of the Borrower, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Material Subsidiary of the Borrower, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any of the Material Subsidiaries, and (iii) such Lien shall secure only those obligations and liabilities that it secures on the date of such acquisition or the date such Person becomes a Material Subsidiary of the Borrower, as the case may be, and any extensions, renewals, refinancings and replacements thereof that do not increase the outstanding amount thereof;

                    (e)     Liens (including precautionary Liens in connection with capital lease financings) (i) in the case of the Utility or the Utility Material Subsidiaries, on Property and (ii) in all

other cases, on fixed or capital assets and other Property (including any natural gas, oil or other mineral assets, pollution control facilities, electrical generating plants, equipment and machinery and other Property (including accounts, contracts and other general intangibles), whether or not such Property constitutes a fixed or capital asset, that is or becomes encumbered in connection with any project financing) acquired, constructed, explored, drilled, developed, improved, repaired or serviced (including in connection with the financing of working capital and ongoing maintenance) by any of the Material Subsidiaries, in each case in connection with a project financing, provided that (A) such security interests and the obligations and liabilities secured thereby are incurred prior to or within 90 days after the acquisition of the relevant asset or the completion of the relevant construction, exploration, drilling, development, improvement, repair or servicing (including the relevant financing of working capital and ongoing maintenance), or within 90 days after the extension, renewal, refinancing or replacement of the obligations and liabilities secured thereby, as the case may be, (B) the obligations and liabilities secured thereby do not exceed the cost of acquiring, constructing, exploring, drilling, developing, improving, repairing or servicing (including the financing of working capital and ongoing maintenance in respect of) the relevant assets, and (C) such security interests shall not apply to any other Property of the Borrower or any of the Material Subsidiaries or the Utility or any of the Utility Material Subsidiaries, as applicable;

                    (f)     Liens on Property of the Borrower and the Material Subsidiaries existing on the Agreement Date as set forth on Schedule 8.2 as renewed from time to time, but not any increases in the amounts secured thereby or the Property subjected to such Lien thereon;

                    (g)     the Lien evidenced by the Utility Mortgage and any Lien securing Indebtedness that extends, renews, refinances or replaces the Utility Mortgage or any Indebtedness thereunder;

                    (h)     "permitted liens" as defined under Section 1.04 of the Utility Mortgage as in effect on the date hereof (other than "funded liens" described in clause (ix) of such Section), other Liens not otherwise prohibited by Section 5.05 of the Utility Mortgage as in effect on the date hereof, and, in the event the Utility Mortgage is terminated, Liens of the same type and nature as the foregoing Liens referred to in this clause (h), provided that the amounts secured by such Liens shall not exceed the amounts that may be secured by such foregoing Liens as of the last day on which the Utility Mortgage was in effect;

                    (i)     Liens created to secure Indebtedness of any Subsidiary of the Borrower to the Borrower or to any of the Borrower's other Subsidiaries;

                    (j)     Liens (i) created to secure sales or factoring of accounts receivable and other receivables and (ii) to the extent not covered by clause (i) of this subsection, Liens on accounts receivables and other receivables of the Utility or any of the Utility Material Subsidiaries in an aggregate amount not to exceed $40,000,000;

                    (k)     Liens created to secure Indebtedness and other Contingent Obligations permitted under Section 8.1(f), provided that the aggregate amount of such Indebtedness and other Contingent Obligations shall not exceed $25,000,000;

                    (l)     Liens on any equity interest (other than an equity interest in the Utility) owned or otherwise held by or on behalf of the Borrower or any Material Subsidiary created in connection with any project financing; and

                    (m)     Liens granted by the Utility to secure the obligations of the Utility in respect of agreements to purchase or sell electricity, gas or fuel from counterparties, provided that the aggregate amount secured under this clause (m) shall not exceed $15,000,000; and

                    (n)     Liens created for the sole purpose of extending, renewing or replacing in whole or in part Indebtedness secured by any lien, mortgage or security interest referred to in the foregoing clauses (a) through (m), except clause (g); provided, however, that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement, as the case may be, shall be limited to all or a part of the property or indebtedness that secured the lien or mortgage so extended, renewed or replaced (and any improvements on such property).

          Section 8.3     Merger, Consolidation, Purchase or Sale of Assets, Etc.

          The Borrower shall not consolidate with, be acquired by, or merge into or with any Person, or convey, sell, lease or otherwise dispose of all or any part of its Property, or enter into any sale-leaseback transaction, or purchase or otherwise acquire (in one or a series of related transactions) any part of the Property (other than purchases or other acquisitions of inventory, materials, equipment and similar Property in the ordinary course of business) of any Person, including acquisitions of the Stock of any Person, or permit any of the Material Subsidiaries so to do, except:

                    (a)     sales, factoring or other dispositions of Permitted Investments, inventory, receivables and similar Property in the ordinary course of business;

                    (b)     Asset Sales by the Borrower to any of the Material Subsidiaries and by any of the Material Subsidiaries to the Borrower or any of the other Material Subsidiaries;

                    (c)      (i) other Asset Sales, provided that (A) no Default or Event of Default shall exist immediately before or after giving effect thereto and (B) immediately after giving effect thereto, the amount thereof, when added to the total amount of all Asset Sales made by the Borrower and the Material Subsidiaries during the immediately preceding twelve month period pursuant to this clause (c) (excluding amounts from Asset Sales made by a Material Subsidiary when such Subsidiary was designated as an Immaterial Subsidiary if made during the relevant twelve month period), shall not exceed 15% or more of Material Total Assets as of the first day of such twelve month period and (ii) sales of transmission assets pursuant to the order of any Governmental Authority, provided that fair market value shall have been received for such transmission assets;

                    (d)     any of the Material Subsidiaries may merge or consolidate with or into, or acquire control of, or acquire all or any portion of the assets of any Person, provided that (i) immediately after giving effect thereto, the total consideration to be paid by the Material Subsidiaries to or for the account of any Person (other than the Borrower and the Material Subsidiaries) in connection therewith, when added to the total consideration paid by the Borrower and the Material Subsidiaries to or for the account of any Person (other than the Borrower and the Material Subsidiaries) in connection with all other mergers, consolidations and acquisitions permitted under Sections 8.3(d) and 8.3(e) during the period from the Agreement Date through and including the date thereof, shall not exceed 15% of Material Total Assets as of the most recently completed fiscal quarter, and (ii) in the case of a transaction involving the Utility, the Utility shall be the survivor entity thereof; and

                    (e)     the Borrower may merge or consolidate with or into, or acquire control of, or acquire all or any portion of the assets of any Person, provided that:

(i) immediately before and after giving effect thereto, no Default or Event of Default shall exist;

          (ii)     immediately before and after giving effect thereto, all of the representations and warranties contained in the Loan Documents shall be true and correct except as the context thereof otherwise requires and except for those representations and warranties which by their terms or by necessary implication are expressly limited to a state of facts existing at a time prior to such merger, consolidation or acquisition, as the case may be, or such other matters relating thereto as are identified in a writing to the Administrative Agent and the Lenders and are satisfactory to the Administrative Agent and the Lenders;

          (iii)     the Borrower shall be the surviving entity thereof or each of the following conditions shall have been satisfied: (i) such surviving entity shall have been incorporated or otherwise formed in a State of the United States with substantially all of its assets and business located and conducted in the United States, (ii) such surviving entity shall, at the time of such merger, have a senior unsecured long-term debt rating of BBB- or higher from S&P and Baa3 or higher from Moody's (provided that, if such surviving entity shall be a public utility holding company and shall not have at such time a senior unsecured long-term debt rating from S&P and Moody's, then its primary utility Subsidiary shall have at such time a senior unsecured long-term debt rating of BBB- or higher from S&P and Baa3 or higher from Moody's), and (iii) such surviving entity shall have expressly assumed the obligations of the Borrower under the Loan Documents pursuant to a writing in form and substance satisfactory to the Administrative Agent;

          (iv)     immediately after giving effect thereto, the total consideration to be paid by the Borrower to or for the account of any Person (other than the Material Subsidiaries of the Borrower) in connection therewith, when added to the total consideration paid by the Borrower and the Material Subsidiaries to or for the account of any Person (other than the Borrower and the Material Subsidiaries) in connection with all mergers, consolidations and acquisitions permitted under Sections 8.3(d) and 8.3(e) during the period from the Agreement Date through and including the date thereof shall not exceed 15% of Material Total Assets as of the most recently completed fiscal quarter; and

          (v)     the Administrative Agent and the Lenders shall have received a certificate duly signed by a duly authorized officer of the Borrower identifying the Person to be merged with or into, consolidated with, or acquired by, the Borrower, and certifying as to each of the matters set forth in subclauses (i) through (iv) of this clause (e).

          Section 8.4     Loans, Advances, Investments, etc.

          The Borrower shall not, at any time, make any loan or advance to, or make or permit to be made any investment or any other interest in, or enter into any arrangement for the purpose of providing funds or credit to, any Person, or permit any of the Material Subsidiaries so to do, other than (i) Permitted Investments, (ii) loans and advances made by the Borrower to any of the Material Subsidiaries and made by any of the Material Subsidiaries to any of the other Material Subsidiaries, (iii) investments made by the Borrower in the equity securities of any of the Material Subsidiaries and made by any of the Material Subsidiaries in the equity securities of any of the other Material Subsidiaries, (iv) arrangements made by the Borrower for the purpose of providing funds or credit to any of the Material Subsidiaries and made by any of the Material Subsidiaries for the purpose of providing funds or credit to the Borrower or any of the other Material Subsidiaries, and (v) provided that immediately before and after giving effect thereto, no Default or Event of Default shall exist, other loans and advances outstanding at any time, and other investments and arrangements to, in or with any Person.

          Section 8.5     Amendments, etc. of Employee Stock Ownership Plan

          The Borrower shall not enter into or agree to any amendment, modification or waiver, or permit any of the Material Subsidiaries so to do, of any term or condition of, or any of its rights under, the Employee Stock Ownership Plan (other than amendments and modifications described in the certificate delivered pursuant to Section 5.5 or required by tax laws to maintain the qualified status under Section 401(a) of the Code and any adoptive instruments or other agreements providing for participation in the Employee Stock Ownership Plan by the Borrower's affiliates), which amendment, modification or waiver could, in the reasonable opinion of the Administrative Agent, adversely affect the interests of the Lenders under the Loan Documents.

          Section 8.6     Restricted Payments

          The Borrower shall not declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or permit any of the Material Subsidiaries so to do, except that (i) the Borrower or any of the Material Subsidiaries may declare and pay dividends with respect to its equity securities payable solely in additional shares of such equity securities, (ii) any of the Material Subsidiaries may declare and pay dividends with respect to its equity securities to the Borrower or any of the other Material Subsidiaries, (iii) the Borrower may make, and agree to make, payments on account of liabilities described in clause (vi) of the definition of "Indebtedness" contained herein and permitted by Section 8.1, (iv) the Borrower may declare and pay dividends with respect to its preferred equity securities, and (v) if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, the Borrower or any of the Material Subsidiaries may make, or agree to pay for or make, directly or indirectly, other Restricted Payments.

          Section 8.7     Transactions with Affiliate

         The Borrower shall not, and shall not permit any of the Material Subsidiaries to, sell, transfer, lease or otherwise dispose of (including pursuant to a merger) any property or assets to, or purchase, lease or otherwise acquire (including pursuant to a merger) any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Material Subsidiary, as the case may be, than could be obtained on an arms-length basis from unrelated third parties, provided that this Section shall not apply to (i) any transaction that is permitted under Section 8.1, 8.3, 8.4 or 8.6 between or among the Borrower and the Material Subsidiaries and not involving any other affiliate and (ii) any transaction that is covered by the Inter-Affiliate Policies Agreement as in effect on the date hereof and any amendments, supplements or other modifications thereto that are required by applicable law or by applicable Governmental Authorities. For purposes of this Section, (i) the term "affiliate" means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified and (ii) the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person through the ability to exercise voting power (and the terms "controlling" and "controlled" have meanings correlative thereto).

          Section 8.8     Restrictive Agreements

          The Borrower shall not, directly or indirectly enter into, incur or permit to exist, or permit the Utility or any of the Utility's Subsidiaries so to do, any agreement or other arrangement that (i) prohibits the ability of the Borrower, the Utility or any of the Utility's Subsidiaries to create, incur or permit to exist any Lien upon any of its property or assets or (ii) prohibits, restricts or imposes any condition upon the ability of the Utility or any of the Utility's Subsidiaries to pay dividends or other distributions with respect to any shares of its equity securities or to make or repay loans or advances to the Borrower or any of the Material Subsidiaries or to make investments in the Borrower or any of the Material Subsidiaries or to enter into arrangements for the purpose of providing funds or credit to the Borrower or any of the Material Subsidiaries, provided that (a) the foregoing shall not apply to restrictions and conditions imposed by corporate law or by this Agreement, (b) the foregoing shall not apply to prohibitions, restrictions and conditions existing on the Agreement Date identified on Schedule 8.8 (but shall apply to any extension, renewal, amendment or modification expanding the scope of any such prohibition, restriction or condition), (c) clause (i) of this Section shall not apply to prohibitions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, and (d) clause (i) of this Section shall not apply to customary provisions in leases restricting the assignment thereof and (e) clause (i) of this Section shall not apply to any prohibition with respect to equity interests (other than equity interests in the Utility or any of the Utility's Subsidiaries) owned or otherwise held by or on behalf of the Borrower, the Utility or any of the Utility's Subsidiaries imposed by any agreement entered into in connection with a project financing.

          Section 8.9     Permitted Hedge Agreements

          The Borrower shall not enter into any hedge agreements other than Permitted Hedge Agreements.

ARTICLE 9.     EVENTS OF DEFAULT

          The following shall each constitute an "Event of Default" hereunder:

                    (a)     The failure of the Borrower to pay any installment of principal of any Loan on the date when due and payable; or

                    (b)     The failure of the Borrower to pay any interest on any Loan, or any other fees or expenses payable under any Loan Document, on the date when due and payable, and such failure shall continue unremedied for a period of three Business Days;

                    (c)     The failure of the Borrower to observe or perform any covenant or agreement contained in Sections 7.3, 7.11, 7.12, 7.13 or Article 8; or

                    (d)     The failure of the Borrower to observe or perform any other term, covenant, or agreement contained in any Loan Document and such failure or event shall have continued unremedied for a period of 30 days after the Borrower shall have obtained knowledge of such failure or event; or

                    (e)     Any representation or warranty made in any Loan Document or deemed made by the Borrower pursuant to Section 6.1, or in any certificate, report (other than an auditor's report), opinion (other than an opinion of counsel), or other document delivered or to be delivered pursuant thereto, shall prove to have been incorrect or misleading (whether because of misstatement or omission) in any material respect when made; or

                    (f)      (i) the Borrower or any Significant Subsidiary shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Obligations, when and as the same shall become due and payable (after giving effect to any applicable grace period) or (ii) any Perryville Entity and any Acadia Entity shall fail to make any payment (whether of principal, interest or otherwise and regardless of amount) in respect of any Material Obligations, when and as the same shall become due and payable;

                    (g)     any event or condition occurs that results in any Material Obligations of (i) the Borrower or any Significant Subsidiary becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any such Material Obligations or any trustee or agent on its or their behalf to cause any Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof, prior to their scheduled maturity or payment date (in each case after giving effect to any applicable cure period) or (ii) any Perryville Entity and any Acadia Entity becoming due prior to their scheduled maturity or payment date, or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Obligations or any trustee or agent on its or their behalf to cause any such Material Obligations to become due prior to their scheduled maturity or payment date or to require the prepayment, repurchase, redemption or defeasance thereof, prior to their scheduled maturity or payment date, provided that this clause (g) shall not apply to secured Indebtedness that becomes due solely as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                    (h)     The Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity shall (i) suspend or discontinue its business, (ii) make an assignment for the benefit of creditors, (iii) generally not pay its debts as such debts become due, (iv) admit in writing its inability to pay its debts as they become due, (v) file a voluntary petition in bankruptcy, (vi) become insolvent (however such insolvency shall be evidenced), (vii) file any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment of debt, liquidation or dissolution or similar relief under any present or future statute, law or regulation of any jurisdiction, (viii) petition or apply to any tribunal for any receiver, custodian or any trustee for any substantial part of its Property, (ix) be the subject of any such proceeding filed against it which remains undismissed for a period of 45 days, (x) file any answer admitting or not contesting the material allegations of any such petition filed against it or any order, judgment or decree approving such petition in any such proceeding, (xi) seek, approve, consent to, or acquiesce in any such proceeding, or in the appointment of any trustee, receiver, sequestrator, custodian, liquidator, or fiscal agent for it, or any substantial part of its Property, or an order is entered appointing any such trustee, receiver, custodian, liquidator or fiscal agent and such order remains in effect for 45 days, or (xii) take any formal action for the purpose of effecting any of the foregoing or looking to the liquidation or dissolution of the Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity, as the case may be; or

                    (i)     An order for relief is entered under the United States bankruptcy laws or any other decree or order is entered by a court having jurisdiction (i) adjudging the Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity bankrupt or insolvent, (ii) approving as properly filed a petition seeking reorganization, liquidation, arrangement, adjustment or composition of or in respect of Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity under the United States bankruptcy laws or any other applicable Federal or state law, (iii) appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity or of any substantial part of the Property thereof, or (iv) ordering the winding up or liquidation of the affairs of the Borrower or any of the Significant Subsidiaries or any Perryville Entity and any Acadia Entity, and any such decree or order continues unstayed and in effect for a period of 45 days; or

                    (j)     Judgments or decrees against the Borrower or any of the Material Subsidiaries aggregating in excess of $10,000,000 (which shall not be fully covered by insurance after taking into account any applicable deductibles) shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of at least 30 days; or

                    (k)     Any Loan Document shall cease, for any reason, to be in full force and effect or the Borrower shall so assert in writing or shall disavow any of its obligations thereunder; or

                    (l)     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; or

                    (m)     Any authorization or approval or other action by any Governmental Authority required for the execution, delivery or performance of any Loan Document shall be terminated, revoked or rescinded or shall otherwise no longer be in full force and effect; or

                    (n)     The Borrower (i) shall fail to own directly, beneficially and of record 100% of the aggregate ordinary voting power represented by the issued and outstanding equity securities of the Utility on a fully diluted basis, (ii) shall at any time fail to be the sole member of the Utility or (iii) shall fail to own directly or indirectly, beneficially and of record 100% of the aggregate ordinary voting power represented by the issued and outstanding equity securities of Evangeline on a fully diluted basis.

          Upon the occurrence of an Event of Default or at any time thereafter during the continuance thereof, (a) if such event is an Event of Default specified in clause (h) or (i) of this Article 9, the Aggregate Commitments shall immediately and automatically terminate and the Loans, all accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall immediately become due and payable, and the Administrative Agent may, and, upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided in the Loan Documents, and (b) if such event is any other Event of Default, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice to the Borrower, declare the Aggregate Commitments to be terminated forthwith, whereupon the Aggregate Commitments shall immediately terminate, and (ii) with the consent of the Required Lenders, the Administrative Agent may, and upon the direction of the Required Lenders shall, by notice of default to the Borrower, declare the Loans, all accrued and unpaid interest thereon, and all other amounts owing under the Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable, and the Administrative Agent may, and upon the direction of the Required Lenders shall, exercise any and all remedies and other rights provided pursuant to the Loan Documents. Except as otherwise provided in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. The Borrower hereby further expressly waives and covenants not to assert any appraisement, valuation, stay, extension, redemption or similar laws, now or at any time hereafter in force which might delay, prevent or otherwise impede the performance or enforcement of any Loan Document.

          In the event that the Aggregate Commitments shall have been terminated or the Loans, accrued and unpaid interest thereon and all other amounts owing under the Loan Documents shall have been declared due and payable pursuant to the provisions of this Section, any funds received by the Administrative Agent and the Lenders from or on behalf of the Borrower shall be applied by the Administrative Agent and the Lenders in liquidation of the Loans and the obligations of the Borrower under the Loan Documents in the following manner and order: (i) first, to the payment of interest on, and then the principal portion of, any Loans which the Administrative Agent may have advanced on behalf of any Lender for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower; (ii) second, to the payment of any fees or expenses due to the Administrative Agent from the Borrower hereunder, (iii) third, to reimburse the Administrative Agent and the Lenders for any expenses (to the extent not paid pursuant to clause (ii) above) due from the Borrower pursuant to the provisions of Section 11.4; (iv) fourth, to the payment of accrued Facility Fees, Utilization Fees, LC Fees and all other fees, expenses and amounts due under the Loan Documents (other than principal of, and interest on, the Loans); (v) fifth, to the payment of interest due on the Loans; (vi) sixth, to the payment of principal outstanding on the Loans, pro rata according to each Lender's aggregate outstanding Loans; and (vii) seventh, to the payment of any other amounts owing to the Administrative Agent and the Lenders under any Loan Document.

ARTICLE 10. THE ADMINISTRATIVE AGENT

          Section 10.0     Appointment

          Each Credit Party hereby irrevocably designates and appoints BNY as the Administrative Agent of such Credit Party under the Loan Documents and each such Credit Party hereby irrevocably authorizes BNY, as the Administrative Agent for such Credit Party, to take such action on its behalf under the provisions of the Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in any Loan Document, (i) the Administrative Agent shall not have any duties or responsibilities other than those expressly set forth therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into the Loan Documents or otherwise exist against the Administrative Agent and (ii) none of the Syndication Agent, the Documentation Agent, the Managing Agent or the Co-Agents shall have any duty or obligation under the Loan Documents.

          Section 10.2     Delegation of Duties

          The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys-in-fact and shall be entitled to rely upon the advice of counsel concerning all matters pertaining to such duties.

          Section 10.3     Exculpatory Provisions

          Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with the Loan Documents (except the Administrative Agent for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any Credit Party for any recitals, statements, representations or warranties made by the Borrower or any officer thereof contained in the Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, the Loan Documents or for the value, validity, effectiveness, genuineness, perfection, enforceability or sufficiency of any of the Loan Documents or for any failure of the Borrower or any other Person to perform its obligations thereunder. The Administrative Agent shall not be under any obligation to any Credit Party to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, the Loan Documents, or to inspect the properties, books or records of the Borrower. The Administrative Agent shall not be under any liability or responsibility whatsoever, as Administrative Agent, to the Borrower or any other Person as a consequence of any failure or delay in performance, or any breach, by any Lender of any of its obligations under any of the Loan Documents.

          Section 10.4     Reliance by Administrative Agent

          The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, opinion, letter, cablegram, telegram, fax, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent may treat each Credit Party, or the Person designated in the last notice filed with it under this Section, as the holder of all of the interests of such Credit Party in its Loans, participations in Letters of Credit and in its Notes until written notice of transfer, signed by such Credit Party (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent. The Administrative Agent shall not be under any duty to examine or pass upon the validity, effectiveness, enforceability, perfection or genuineness of the Loan Documents or any instrument, document or communication furnished pursuant thereto or in connection therewith, and the Administrative Agent shall be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be. The Administrative Agent shall be fully justified in failing or refusing to take any action under the Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under the Loan Documents in accordance with a request or direction of the Required Lenders, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all the Credit Parties and all future holders of the Notes.

          Section 10.5     Notice of Default

          The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received written notice thereof from a Credit Party or the Borrower. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall promptly give notice thereof to the Credit Parties and the Borrower. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be directed by the Required Lenders, provided, however, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Credit Parties.

          Section 10.6     Non-Reliance on Administrative Agent and Other Lenders

          Each Credit Party expressly acknowledges that neither the Administrative Agent nor any of its Related Parties has made any representations or warranties to it and that no act by the Administrative Agent hereinafter, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Credit Party. Each Credit

Party represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Credit Party, and based on such documents and information as it has deemed appropriate, made its own evaluation of and investigation into the business, operations, Property, financial and other condition and creditworthiness of the Borrower and made its own decision to enter into this Agreement. Each Credit Party also represents that it will, independently and without reliance upon the Administrative Agent or any other Credit Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, evaluations and decisions in taking or not taking action under any Loan Document, and to make such investigation as it deems necessary to inform itself as to the business, operations, Property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Credit Parties by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Credit Party with any credit or other information concerning the business, operations, Property, financial and other condition or creditworthiness of the Borrower which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

          Section 10.7     Administrative Agent in Its Individual Capacity

          BNY and its Related Parties may make loans to, accept deposits from, issue letters of credit for the account of, and generally engage in any kind of business with, the Borrower as though BNY were not Administrative Agent hereunder. With respect to the Commitment and Loans made or renewed by BNY and the Note issued to BNY, BNY shall have the same rights and powers under the Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms "Lender" and "Lenders" shall in each case include BNY.

          Section 10.8     Successor Administrative Agent

          If at any time the Administrative Agent deems it advisable, in its sole discretion, it may submit to each of the Lenders a written notice of its resignation as Administrative Agent under the Loan Documents, such resignation to be effective upon the earlier of (i) the written acceptance of the duties of the Administrative Agent under the Loan Documents by a successor Administrative Agent and (ii) on the 30th day after the date of such notice. Upon any such resignation, the Required Lenders shall have the right to appoint from among the Lenders a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and accepted such appointment in writing within 30 days after the retiring Administrative Agent's giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and with the consent of the Borrower, such consent not to be unreasonably withheld and not to be required during the existence of an Event of Default, appoint a successor Administrative Agent, which successor Administrative Agent shall be a commercial bank organized under the laws of the United States or any State thereof and having a combined capital, surplus, and undivided profits of at least $100,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent's rights, powers, privileges and duties as Administrative Agent under the Loan Documents shall be terminated. The Borrower and the Lenders shall execute such documents as shall be necessary to effect such appointment. After any retiring Administrative Agent's resignation as Administrative Agent, the provisions of the Loan Documents shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. If at any time there shall not be a duly appointed and acting Administrative Agent, the Borrower agrees to make each payment due under the Loan Documents directly to the Lenders entitled thereto during such time.

ARTICLE 11. OTHER PROVISIONS

          Section 11.1     Amendments and Waivers

                    (a)     No failure or delay by any Credit Party in exercising any right or power under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Credit Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan and/or the issuance, amendment, extension or renewal of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Credit Party may have had notice or knowledge of such Default at the time.

                    (b)     Neither any Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders, provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender or increase the Aggregate Commitments, (ii) reduce the principal amount of any Loan or any reimbursement obligation with respect to a LC Disbursement, or reduce the rate of any interest, or reduce any fees, payable under the Loan Documents, without the written consent of each Credit Party affected thereby, (iii) postpone the date of payment at stated maturity of any Loan or the date of payment of any reimbursement obligation with respect to an LC Disbursement, any interest or any fees payable under the Loan Documents, or reduce the amount of, waive or excuse any such payment, or postpone the stated termination or expiration of the Commitments without the written consent of each Credit Party affected thereby, (iv) change any provision hereof in a manner that would alter the pro rata sharing of payments required by Section 3.2(b) or the pro rata reduction of Commitments required by Section 2.5(c) or the pro rata funding of Revolving Credit Loans required by Section 2.3(b), without the written consent of each Credit Party affected thereby, (v) change any of the provisions of this Section or the definition of the term "Required Lenders" or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, or change the currency in which Loans are to be made, Letters of Credit are to be issued or payment under the Loan Documents are to be made, or add additional borrowers without the written consent of each Lender, and provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as applicable.

          Section 11.2     Notices

          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

                    (a)     if to the Borrower, to it at 2030 Donahue Ferry Road, Pineville, LA 71360-5226; Attention: Michael Sawrie (Telephone: (318) 484-7589; Facsimile: (318) 484-7697);

                    (b)     if to the Administrative Agent, or BNY as Issuing Bank, to it at Agency Funding Administration, One Wall Street, 18th Floor, New York, New York 10286, Attention of: Sandra Morgan, Agency Function Administration, 18th Floor, (Telephone No. (212) 635-4692); Facsimile No. (212) 635-6365 or 6366 or 6367, with a copy to The Bank of New York, at Energy Industries Division, One Wall Street, 19th Floor, New York, New York 10286, Attention of: Steven Kalachman (Telephone No. (212) 635-7881; Facsimile No. (212) 635-7923 or 7924); and

                    (c)     if to any other Credit Party, to it at its address (or facsimile number) set forth in its Administrative Questionnaire;

provided that any notice, request or demand by the Borrower to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.4, 2.5, 2.6 or 2.7 shall not be effective until received. Any party to a Loan Document may rely on signatures of the parties thereto which are transmitted by facsimile or other electronic means as fully as if originally signed. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

          Section 11.3     Survival

          All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of any Loan Document and the making of any Loans and the issuance of any Letter of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any LC Disbursement or any fee or any other amount payable under the Loan Documents is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.10, 2.11, 2.12, 2.13, 11.4, 11.10 and 11.11 and Article 10 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and the LC Disbursements, the expiration or termination of the Letters of Credit and the termination of the Commitments or the termination of this Agreement or any provision hereof.

          Section 11.4     Expenses; Indemnity; Damage Waiver

                    (a)     The Borrower shall pay (i) all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of each Loan Document or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable out-of-pocket costs and expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket costs and expenses incurred by any Credit Party, including the reasonable fees, charges and disbursements of any counsel for any Credit Party and any expert witness fees, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

                    (b)     The Borrower shall indemnify each Credit Party and each Related Party thereof (each such Person being called an "Indemnified Party") against, and hold each Indemnified Party harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnified Party, incurred by or asserted against any Indemnified Party arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents, (ii) any Loan or Letter of Credit or the use of the proceeds thereof including any refusal of the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of the Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of the Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnified Party is a party thereto, provided that such indemnity shall not, as to any Indemnified Party, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party or arising solely from claims between one such Indemnified Party and another such Indemnified Party.

                    (c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as applicable, an amount equal to the product of such unpaid amount multiplied by a fraction, the numerator of which is the sum of such Lender's unused Commitments plus the outstanding principal balance of such Lender's Loans and the denominator of which is the sum of the unused Commitments plus the outstanding principal balance of all Lenders Loans (in each case determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, in the event that no Lender shall have any unused Commitments or outstanding Loans at such time, as of the last time at which any Lender had any unused Commitments or outstanding Loans), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent or the Issuing Bank, as applicable, in its capacity as such.

                    (d)     To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct and actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement, instrument or other document contemplated thereby, the transactions contemplated by the Loan Documents or any Loan or any Letter of Credit or the use of the proceeds thereof.

                    (e)     All amounts due under this Section shall be payable promptly but in no event later than ten days after written demand therefor.

          Section 11.5     Lending Offices

          Each Lender shall have the right at any time and from time to time to transfer its Loans to a different office, provided that such Lender shall promptly notify the Administrative Agent and the Borrower of any such change of office. Such office shall thereupon become such Lender's Domestic Lending Office or Eurodollar Lending Office, as the case may be, provided, however, that no such Lender shall be entitled to receive any greater amount under Section 2.11, 2.12 or 2.13 as a result of a transfer of any such Loans to a different office of such Lender than it would be entitled to immediately prior thereto unless such claim would have arisen even if such transfer had not occurred.

          Section 11.6     Assignments and Participations

                    (a)     The provisions of the Loan Documents shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Credit Party (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in the Loan Documents, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each Credit Party) any legal or equitable right, remedy or claim under or by reason of any Loan Document.

                    (b)     Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment or obligations in respect of its LC Exposure and the applicable Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender, each of the Borrower, the Administrative Agent and the Issuing Bank must give its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed)), (ii) except in the case of an assignment to a Lender or an Affiliate or an Approved Fund of a Lender or an assignment of the entire remaining amount of the assigning Lender's Commitment, the amount of the Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless the Borrower and the Administrative Agent otherwise consent, (iii) no assignments to the Borrower or any of its Affiliates shall be permitted, (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance Agreement together with, unless otherwise agreed by the Administrative Agent, a processing and recordation fee of $3,500, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, and provided further, that any consent of the Borrower otherwise required under this paragraph shall not be required if a Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance Agreement, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance Agreement, have the rights and obligations of a Lender under the Loan Documents, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance Agreement, be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance Agreement covering all of the assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 11.4). Any assignment or transfer by a Lender of rights or obligations under the Loan Documents that does not comply with this paragraph shall be treated for purposes of the Loan Documents as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

                    (c)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York City a copy of each Assignment and Acceptance Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Revolving Credit Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent clearly demonstrable error, and the Borrower and each Credit Party may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Credit Party, at any reasonable time and from time to time upon reasonable prior notice.

                    (d)     Upon its receipt of a duly completed Assignment and Acceptance Agreement executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance Agreement and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

                    (e)     Any Lender may, without the consent of the Borrower or any Credit Party, sell participations to one or more banks or other entities other than the Borrower or any of its Affiliates (each such bank or other entity being called a "Participant") in all or a portion of such Lender's rights and obligations under the Loan Documents (including all or a portion of its Commitment, LC Exposure, and outstanding Revolving Credit Loans owing to it), provided that (i) such Lender's obligations under the Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower and the Credit Parties shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of any Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.1(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.9 as though it were a Lender, provided that such Participant agrees to be subject to Section 3.2(c) as though it were a Lender.

                    (f)     A Participant shall not be entitled to receive any greater payment under Section 2.11 or 2.12 than the Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Lender organized under the laws of a jurisdiction other than the United States or any State thereof if it were a Lender shall not be entitled to the benefits of Section 2.11 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.11(d) as though it were a Lender.

                    (g)     Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under the Loan Documents to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations under the Loan Documents or substitute any such pledgee or assignee for such Lender as a party hereto.

          Section 11.7     Counterparts; Integration; Effectiveness

This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which, when taken together, shall constitute but one contract. This Agreement and any separate letter agreements with respect to fees payable to any Credit Party or the syndication of the credit facilities established hereunder constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Article 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

          Section 11.8     Severability

          In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          Section 11.9     Right of Set-off

          In addition to any rights and remedies of the Lenders provided by law, upon the occurrence of an Event of Default and the acceleration of the obligations owing in connection with the Loan Documents, or at any time upon the occurrence and during the continuance of an Event of Default under clause (a) of Article 9, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent not prohibited by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of the Borrower to such Lender, any amount owing from such Lender to the Borrower, at, or at any time after, the happening of any of the above-mentioned events. To the extent not prohibited by applicable law, the aforesaid right of set-off may be exercised by such Lender against the Borrower or against any trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor of the Borrower, or against anyone else claiming through or against the Borrower or such trustee in bankruptcy, custodian, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

          Section 11.10     Governing Law; Jurisdiction; Consent to Service of Process

                    (a)     This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

                    (b)     The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that, to the extent permitted by applicable law, all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower, or any of its property, in the courts of any jurisdiction.

                    (c)     The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

                    (d)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          Section 11.11     WAIVER OF JURY TRIAL

          EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CREDIT AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS CREDIT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

          Section 11.2     Headings

          Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this 364-Day Credit Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

CLECO CORPORATION
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

THE BANK OF NEW YORK, Individually and as Administrative Agent
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

BANK ONE, NA, Individually and as Syndication Agent
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

WESTDEUTSCHE LANDESBANK GIROZENTRALE, NEW YORK BRANCH, Individually and as Documentation Agent
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

THE BANK OF TOKYO-MITSUBISHI, LTD., Individually and as Managing Agent
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

CREDIT SUISSE FIRST BOSTON, Individually and as a Co-Agent
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

SOCIETE GENERALE, Individually and as a Co-Agent
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

DEXIA CREDIT LOCAL, NEW YORK AGENCY
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

REGIONS BANK
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

WHITNEY NATIONAL BANK
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

HIBERNIA NATIONAL BANK
By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

BANK HAPOALIM B.M.
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

FORTIS CAPITAL CORP.
By:
Name:
Title:

By:
Name:
Title:

CLECO CORPORATION
364 DAY CREDIT AGREEMENT

KBC BANK N.V.
By:
Name:
Title:

By:
Name:
Title: